EXHIBIT 10.10

AIA® Document A191™ - 1996 Part 1

Standard Form of Agreement Between Owner and Design/Builder

Part 1 Agreement

TABLE OF ARTICLES

PART 1 AGREEMENT

1. DESIGN/BUILDER

2. OWNER

3. OWNERSHIP AND USE OF DOCUMENTS AND ELECTRONIC DATA

4. TIME

5. PAYMENTS

6. DISPUTE RESOLUTION - MEDIATION AND ARBITRATION

7. MISCELLANEOUS PROVISIONS

8. TERMINATION OF THE AGREEMENT

9. BASIS OF COMPENSATION

10. OTHER CONDITIONS AND SERVICES

AGREEMENT made as of the 16th day of May in the year of 2005

(In words, indicate day, month and year.)

BETWEEN the Owner:

(Name and address)

Simulaids, Inc.

16 Dixon Avenue

P.O. Box 807

Woodstock, NY 12498

and the Design/Builder:

(Name and address)

Kingston Equipment Rental, Inc.

78 Stone Road

West Hurley, NY 12491

For the following Project:

(Include Project name, location and a summary description.)

Construction of a new manufacturing facility, located at 165 Malden Turnpike, Saugerties, NY. The proposed new manufacturing facility shall consist of a 81,250 square foot metal building, including 5,000 square feet of office space and shall be used by Owner for the purposes set forth in Exhibit A. The Project includes all excavations, grading, sitework, landscaping and paving in accordance with the Contract Documents.

The architectural services described in Article 1 will be provided by the following person or entity who is lawfully licensed to practice architecture in the State of New York:

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Name and address	Registration Number	Relationship to Design/Builder
Harlan-McGee of North America 4000 Silver Beach Road Malta, NY 12020		Subcontractor

Normal structural, mechanical and electrical engineering services will be provided contractually through the Architect except as indicated below:

Name, address and discipline	Registration Number	Relationship to Design/Builder
Site Plans: Praetorius & Conrad, P.C. Professional Engineering and Land Surveying P.O. Box 360 74 Main Street Saugerties, NY 12477		None

Praetorius & Conrad, P.C., Professional Engineering and Land Surveying, the Civil Engineer, is an independent contractor retained by Owner, at its sole cost and expense. Except as otherwise provided herein, Design/Builder shall not be liable for the plans and specifications prepared by Civil Engineer nor for preparing and obtaining the: (i) stormwater pollution prevention plan (SWAPPP) pursuant to the S.P.D.E.S. General Permit GP-02-01 for construction activities, (ii) Town of Saugerties site plan approval, (iii) NYSDEC air quality permit and (iv) NYSDEC Notice of Intent Filing. All such permits listed in this paragraph are required to be obtained by the Civil Engineer and shall hereinafter be referred to as the Site Permits. Notwithstanding the foregoing, Design/Builder shall be required to coordinate the Work with the plans and specifications prepared by Civil Engineer. Any reference in this Agreement to engineers for which Design/Builder is responsible shall exclude the Civil Engineer, except for the coordination responsibilities as aforesaid.

Soil Engineer:

Daniel G. Loucks, P. E.

Geotechnical Engineer

P.O. Box 163

Ballston Spa, NY 12020

The Owner and the Design/Builder agree as set forth below and in the Rider, attached hereto and made a part hereof.

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TERMS AND CONDITIONS - PART 1 AGREEMENT

ARTICLE 1   DESIGN/BUILDER

 1.1 SERVICES

 1.1.1 Preliminary design, budget, and schedule comprise the services required to accomplish the preparation and submission of the Design/Builder's Proposal as well as the preparation and submission of any modifications to the Proposal prior to execution of the Part 2 Agreement. See Rider.

 1.2 RESPONSIBILITIES

 1.2.1 Design services required by this Part 1 Agreement shall be performed by qualified architects, engineers and other design professionals. The contractual obligations of such professional persons or entities are undertaken and performed in the interest of the Design/Builder and Owner. Design/Builder shall perform its obligations hereunder in a skillful and competent manner, exercising due and professional care, and shall meet or exceed the recognized standards for excellent design in New York in the area of architecture, engineering and interior design. See Rider.

 1.2.2 The agreements between the Design/Builder and the persons or entities identified in this Part 1 Agreement, and any subsequent modifications, shall be in writing. These agreements, including financial arrangements with respect to this Project, shall be promptly and fully disclosed to the Owner upon request.

 1.2.3 Construction budgets shall be prepared by qualified professionals, cost estimators or contractors retained by and acting in the interest of the Design/Builder and Owner.

 1.2.4 The Design/Builder shall be responsible to the Owner for acts and omissions of the Design/Builder's employees, subcontractors and their agents and employees, and other persons, including the Architect, any engineer and other design professionals, performing any portion of the Design/Builder's obligations under this Part 1 Agreement.

 1.2.5 If the Design/Builder believes or is advised by the Architect or by another design professional retained to provide services on the Project that implementation of any instruction received from the Owner would cause a violation of any applicable law, the Design/Builder shall notify the Owner in writing and promptly memorialize such notice in writing. Neither the Design/Builder nor the Architect shall be obligated to perform any act which either believes will violate any applicable law.

 1.2.6 Nothing contained in this Part 1 Agreement shall create a contractual relationship between the Owner and any person or entity other than the Design/Builder, except that Owner is the recognized third party beneficiary of all agreements between Design/Builder and Architect, engineer or any design professional, and the third party beneficiary of all subcontracts, purchase orders and other agreements between Design/Builder and third parties relating to the Project. See Rider.

 1.2.7 et seq. See Rider.

 1.3 BASIC SERVICES

 1.3.1 The Design/Builder shall provide a preliminary evaluation of the Owner's program and project budget requirements, each in terms of the other.

 1.3.2 The Design/Builder shall visit the site, become familiar with the local conditions, and correlate observable conditions with the requirements of the Owner's program, schedule, and budget.

 1.3.3 The Design/Builder shall review laws applicable to design and construction of the Project, correlate such laws with the Owner's program requirements, and advise the Owner if any program requirement may cause a violation of such laws. Necessary changes to the Owner's program shall be accomplished by appropriate written modification or disclosed as described in Section 1.3.5. See Rider.

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 1.3.4 The Design/Builder shall review with the Owner alternative approaches to design and construction of the Project. See Rider.

 1.3.5 The Design/Builder has submitted to the Owner a Proposal, preliminary budget and schedule of values, attached hereto and made a part hereof as Exhibit B. The Design/Builder shall submit to the Owner the completed Preliminary Design Documents, a statement of the proposed contract sum, and a proposed schedule for completion of the Project based on the Owner's requirements and the documents listed in Section 10.3 herein. Preliminary Design Documents shall consist of preliminary design drawings, outline specifications or other documents sufficient to establish the size, quality and character of the entire Project, its architectural, structural, mechanical and electrical systems, and the materials and such other elements of the Project as may be appropriate, including specifications for warranties for all major building components and systems. If the Proposal is accepted by the Owner, the parties shall then execute the Part 2 Agreement, which shall be substantially similar in form and substance to the Part 2 Agreement attached hereto and made part hereof. Preparation of Construction Documents, commencement of construction of the Project or any other services delineated in the Part 2 Agreement shall not be undertaken by Design/Builder, nor shall any compensation for such services be due to Design/Builder, until the Part 2 Agreement has been executed by both parties. A modification to the Proposal before execution of the Part 2 Agreement shall be recorded in writing as an addendum and shall be identified in the Contract Documents of the Part 2 Agreement.

 1.4 ADDITIONAL SERVICES

 1.4.1 The Additional Services described under this Section 1.4 shall be provided by the Design/Builder and paid for by the Owner if authorized or confirmed in writing by the Owner. In response to any request for Additional Services, Design/Builder shall inform Owner in advance of the scope and cost of such Additional Services. The parties shall agree to the payment schedule for such Additional Services.

 1.4.2 Making revisions in the Preliminary Design Documents, budget or other documents when such revisions are:

.1 inconsistent with approvals or instructions previously given by the Owner or the Civil Engineer, including revisions made necessary by adjustments in the Owner's program or Project budget or changes to the final site plans prepared by the Civil Engineer;

.2 required by the enactment or revision of codes, laws or regulations subsequent to the preparation of such documents; or

.3 due to changes required as a result of the Owner's failure to render decisions in a timely manner.

 1.4.3 Providing more extensive programmatic criteria than that furnished by the Owner as described in Section 2.1. When authorized, the Design/Builder shall provide professional services to assist the Owner in the preparation of the program. Programming services may consist of:

.1 consulting with the Owner and other persons or entities not designated in this Part 1 Agreement to define the program requirements of the Project and to review the understanding of such requirements with the Owner;

.2 documentation of the applicable requirements necessary for the various Project functions or operations;

.3 providing a review and analysis of the functional and organizational relationships, requirements, and objectives for the Project;

.4 setting forth a written program of requirements for the Owner's approval which summarizes the Owner's objectives, schedule, constraints, and criteria.

 1.4.4 Providing financial feasibility or other special studies.

 1.4.5 Providing planning surveys, site evaluations or comparative studies of prospective sites.

 1.4.6 Providing special surveys, environmental studies, and submissions required for approvals of governmental authorities or others having jurisdiction over the Project.

 1.4.7 Providing services relative to future facilities, systems and equipment.

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 1.4.8 Providing services at the Owner's specific request that are beyond those services required in paragraph 1.3 hereof, to perform detailed investigations of existing conditions or facilities or to make measured drawings thereof.

 1.4.9 Providing services at the Owner's specific request to verify the accuracy of drawings or other information furnished by the Owner.

 1.4.10 Coordinating services in connection with the work of separate persons or entities retained by the Owner, subsequent to the execution of this Part 1 Agreement.

 1.4.11 Providing analyses of owning and operating costs.

 1.4.12 Providing interior design and other similar services required for or in connection with the selection, procurement or installation of furniture, furnishings and related equipment.

 1.4.13 Providing services for planning tenant or rental spaces.

 1.4.14 Making investigations, inventories of materials or equipment, or valuations and detailed appraisals of existing facilities other than as provided in Section 1.3 hereof.

ARTICLE 2   OWNER

 2.1 RESPONSIBILITIES

 2.1.1 The Owner shall provide full information in a timely manner regarding requirements for the Project, including a written program which shall set forth the Owner's objectives, schedule, constraints and criteria.

 2.1.2 The Owner shall establish and update an overall budget for the Project, including reasonable contingencies. This budget shall not constitute the contract sum.

 2.1.3 The Owner shall designate a representative authorized to act on the Owner's behalf with respect to the Project, which for the purposes of this Agreement shall be Jack McNeff. The Owner or such authorized representative shall render decisions in a timely manner pertaining to documents submitted by the Design/Builder in order to avoid unreasonable delay in the orderly and sequential progress of the Design/Builder's services. The Owner may obtain independent review of the documents by a separate architect, engineer, contractor, or cost estimator under contract to or employed by the Owner. Such independent review shall be undertaken at the Owner's expense in a timely manner and shall not delay the orderly progress of the Design/Builder's services.

 2.1.4 When reasonably requested by the Design/Builder, the Owner shall furnish surveys describing physical characteristics, legal limitations and utility locations for the site of the Project, and a written legal description of the site. The surveys and legal information may include, as applicable, grades and lines of streets, alleys, pavements, and adjoining property and structures; adjacent drainage; rights-of-way, restrictions, easements, encroachments, zoning, deed restrictions, boundaries and contours of the site; locations, dimensions and other available data pertaining to existing buildings, other improvements and trees; and information concerning available utility services and lines, both public and private, above and below grade, including inverts and depths. All the information on the survey shall be referenced to a Project benchmark. See Rider.

 2.1.5 The Owner shall furnish or require the Design/Builder to furnish, at Owner's sole cost and expense, with an additional markup by Design/Builder not to exceed five percent (5%), the services of geotechnical engineers when such services are stipulated in this Part 1 Agreement. Such services may include but are not limited to test borings, test pits, determinations of soil bearing values, percolation tests, evaluations of hazardous materials, ground corrosion and resistivity tests, and necessary operations for anticipating subsoil conditions. The services of geotechnical engineer(s) or other consultants shall include preparation and submission of all appropriate reports and professional recommendations. If the Design/Builder furnishes such services, it shall deliver copies of all reports received in connection therewith to Owner.

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 2.1.6 The Owner shall disclose, to the extent known to the Owner, the results and reports of prior tests, inspections or investigations conducted for the Project involving: structural or mechanical systems; chemical, air and water pollution; hazardous materials; or other environmental and subsurface conditions. The Owner shall disclose all information known to the Owner regarding the presence of pollutants at the Project's site.

 2.1.7 The Owner shall furnish all legal, accounting and insurance counseling services as may be necessary at any time for the Project, including such auditing services as the Owner may require to verify the Design/Builder's Applications for Payment. Notwithstanding the foregoing, and except as otherwise provided by law or specifically provided herein to the contrary, Owner shall have no obligation to pay any other parties' attorney's fees, court costs or expert fees in connection with a dispute arising out of this Agreement or the Project.

 2.1.8 The Owner shall promptly obtain easements, zoning variances and legal authorizations (not including demolition or building permits or certificates of use and occupancy) regarding site utilization where essential to the execution of the Owner's program. The Design/Builder shall obtain, at Owner's sole cost and expense, all building permits required to complete the Work in accordance with the Contract Documents, excluding the Site Permits.

 2.1.9 Those services, information, surveys, and reports required by Sections 2.1.4 through 2.1.8, including, without limitation, all approved site plans prepared by Civil Engineer, tests by the Soil Engineer and the Site Permits, shall be furnished at the Owner's expense, and the Design/Builder shall be entitled to rely upon the accuracy and completeness thereof, except to the extent the Owner advises the Design/Builder to the contrary in writing.

 2.1.10 If the Owner requires the Design/Builder to maintain any special insurance coverage, policy, amendment, or rider, the Owner shall pay the additional cost thereof except as otherwise stipulated in this Part 1 Agreement, but in no event shall the charge to Owner for basic insurance coverage as required hereunder exceed $107,500.

 2.1.11 The Owner shall communicate with persons or entities employed or retained by the Design/Builder through the Design/Builder, unless otherwise directed by the Design/Builder.

ARTICLE 3   OWNERSHIP AND USE OF DOCUMENTS AND ELECTRONIC DATA

 3.1 Drawings, specifications, and other documents and electronic data furnished by the Design/Builder are instruments of service. The Design/Builder's Architect and other providers of professional services shall retain all common law, statutory and other reserved rights, including copyright in those instruments of service furnished by them. Drawings, specifications, and other documents and electronic data are furnished for use solely with respect to this Part 1 Agreement. The Owner shall be permitted to retain copies, including reproducible copies, of the drawings, specifications, and other documents and electronic data furnished by the Design/ Builder for information and reference in connection with the Project except as provided in Sections 3.2 and 3.3. See Rider.

 3.2 If the Part 2 Agreement is not executed, the Owner shall not use the drawings, specifications, and other documents and electronic data furnished by the Design/Builder without the written permission of the Design/Builder. Drawings, specifications, and other documents and electronic data shall not be used by the Owner or others on other projects, except by agreement in writing and with appropriate compensation to the Design/Builder, unless the Design/ Builder is adjudged to be in default under this Part 1 Agreement or under any other subsequently executed agreement, or by agreement in writing.

 3.3 If the Design/Builder defaults in the Design/Builder's obligations to the Owner, the Architect shall grant a license to the Owner to use the drawings, specifications, and other documents and electronic data furnished by the Architect to the Design/Builder for the completion of the Project, conditioned upon the Owner's execution of an agreement to cure the Design/Builder's default in payment to the Architect for services previously performed and to indemnify the Architect with regard to claims arising from such reuse without the Architect's professional involvement.

 3.4 Submission or distribution of the Design/Builder's documents to meet official regulatory requirements or for similar purposes in connection with the Project is not to be construed as publication in derogation of the rights reserved in Section 3.1.

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ARTICLE 4   TIME

 4.1 Design/Builder shall prepare a schedule for the performance of the Basic and Additional Services which shall not exceed the time limits contained in Section 10.1 and shall include allowances for reasonable periods of time required for the Owner's review and for approval of submissions by authorities having jurisdiction over the Project.

 4.2 If the Design/Builder is delayed in the performance of services under this Part 1 Agreement through no fault of the Design/Builder, or Architect or any of their respective employees, agents, subcontractors or consultants any applicable schedule shall be equitably adjusted.

ARTICLE 5   PAYMENTS

 5.2 Payments for Basic Services and Additional Services provided for in this Part 1 Agreement shall be made monthly on the basis set forth in Article 9.

 5.3 Within twenty-five (25) days of the Owner's receipt of a properly submitted and correct Application for Payment, the Owner shall make payment to the Design/Builder.

 5.4 Payments due the Design/Builder under this Part 1 Agreement which are not paid when due shall bear interest from the date due at the rate specified in Section 9.5, or in the absence of a specified rate, at the legal rate prevailing where the Project is located.

ARTICLE 6   DISPUTE RESOLUTION - MEDIATION AND ARBITRATION

 6.1 Claims, disputes or other matters in question between the parties to this Part 1 Agreement arising out of or relating to this Part 1 Agreement or breach thereof shall be subject to and decided by mediation or arbitration. Such mediation or arbitration shall be conducted in accordance with the Construction Industry Mediation or Arbitration Rules of the American Arbitration Association currently in effect. See Rider.

 6.2 In addition to and prior to arbitration, the parties shall endeavor to settle disputes by mediation. Demand for mediation shall be filed in writing with the other party to this Part 1 Agreement and with the American Arbitration Association. A demand for mediation shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for mediation be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of repose or limitations.

 6.3 Demand for arbitration shall be filed in writing with the other party to this Part 1 Agreement and with the American Arbitration Association. A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of repose or limitations.

 6.4 An arbitration pursuant to this Section may be joined with an arbitration involving common issues of law or fact between the Design/Builder and any person or entity with whom the Design/Builder or Owner has a contractual obligation to arbitrate disputes.

 6.5 The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

 6.6 et seq. See Rider.

ARTICLE 7   MISCELLANEOUS PROVISIONS

 7.1 Unless otherwise provided, this Part 1 Agreement shall be governed by the law of the place where the Project is located.

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 7.2 The Owner and the Design/Builder, respectively, bind themselves, their partners, successors, assigns and legal representatives to the other party to this Part 1 Agreement and to the partners, successors and assigns of such other party with respect to all covenants of this Part 1 Agreement. The Design/Builder shall not assign this Part 1 Agreement or transfer any interest herein without the written consent of the Owner. See Rider.

 7.3 Unless an existing environmental condition of which Design/Builder has notice is exacerbated by Design/Builder or Architect or any of their respective employees, agents, subcontractors or consultants, neither the design for nor the cost of remediation of hazardous materials shall be the responsibility of the Design/Builder.

 7.4 This Part 1 Agreement represents the entire and integrated agreement between the Owner and the Design/Builder and supersedes all prior negotiations, representations or agreements, either written or oral. This Part 1 Agreement may be amended only by written instrument signed by both the Owner and the Design/Builder.

 7.5 See Rider. Prior to the termination of the services of the Architect or any other design professional designated in this Part 1 Agreement, the Design/Builder shall identify to the Owner in writing another architect or design professional with respect to whom the Owner has no reasonable objection, who will provide the services originally to have been provided by the Architect or other design professional whose services are being terminated.

7.5.1 See Rider.

ARTICLE 8   TERMINATION OF THE AGREEMENT

 8.1 This Part 1 Agreement may be terminated by either party upon seven (7) days' written notice should the other party fail to perform substantially in accordance with its terms through no fault of the party initiating the termination.

 8.2 This Part 1 Agreement may be terminated by the Owner without cause and without penalty upon at least seven (7) days' written notice to the Design/Builder.

 8.3 In the event of termination not the fault of the Design/Builder, the Design/Builder shall be compensated for services performed to the termination date, together with Reimbursable Expenses then due and a reasonable amount for overhead and profit incurred in connection with the termination, for which the Design/Builder is not otherwise compensated under this Part 1 Agreement.

ARTICLE 9   BASIS OF COMPENSATION

The Owner shall compensate the Design/Builder in accordance with Article 5, Payments, and the other provisions of this Part 1 Agreement as described below.

 9.1 COMPENSATION FOR BASIC SERVICES

 9.1.1 FOR BASIC SERVICES, compensation shall be as follows:

 9.1.3 PAYMENTS shall be as follows:

Design/Builder's fee for Basic Services under this Part 1 Agreement shall be Three Hundred Thousand and 00/100 ($300,000.00) Dollars. Notwithstanding anything to the contrary contained herein, all payments hereunder shall be subject to the customary and reasonable requirements of the Lender.

 9.2 COMPENSATION FOR ADDITIONAL SERVICES

 9.2.1 FOR ADDITIONAL SERVICES, compensation shall be as follows:

A predetermined amount agreed to by the parties prior to the start of such Additional Services.

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 9.3 REIMBURSABLE EXPENSES

 9.3.1 Reimbursable Expenses are in addition to Compensation for Basic and Additional Services, and include actual expenditures made by the Design/Builder and the Design/Builder's employees and contractors in the interest of the Project, as follows:

Costs for all building permits.

 9.5 INTEREST PAYMENTS

 9.5.1 The rate of interest for past due payments shall be the lesser of the maximum statutory rate of interest or eight percent (8.0%) per annum, unless otherwise required by statute.

(Usury laws and requirements under the Federal Truth in Lending Act, similar state and local consumer credit laws and other regulations at the Owner's and Design/Builder's principal places of business, at the location of the Project and elsewhere may affect the validity of this provision. Specific legal advice should be obtained with respect to deletion, modification or other requirements, such as written disclosures or waivers.)

ARTICLE 10   OTHER CONDITIONS AND SERVICES

 10.1 The Basic Services to be performed shall be commenced on January 24, 2005 and, subject to authorized adjustments and to delays not caused by the Design/Builder, shall be completed within thirty (30) days following the date of this Part 1 Agreement. The Design/Builder's Basic Services consist of those described in Section 1.3 as part of Basic Services, and include normal structural, mechanical, electrical and plumbing engineering and preliminary design services.

 10.2 Services beyond those described in Paragraph 1.3 and Section 1.4 are as follows: None.

(Insert descriptions of other services, identify Additional Services included within Basic Compensation and modifications to the payment and compensation terms included in this Agreement.)

 10.3 The Owner's preliminary program, budget and other documents, if any, are enumerated as follows:

Title	Date

.1 Site plans as prepared by Praetorius & Conrad, P.C., Professional Engineering and Land Surveying, P.O. Box 360, #74 Main Street, Saugerties, New York 12477 - Six sheets dated 2/1/05 as follows: Existing Site Plan, Proposed site plan, proposed grading plan, proposed photometric plan, erosion control details and details sheet. Subject to revision and approval by design Builder and the Town of Saugerties.

.2 Floor Plan.

.3 Preliminary Elevations, dated 2/8/05, by Harlan-McGee of North America.

This Agreement entered into as of the day and year first written above.
OWNER SIMULAIDS, INC.	DESIGN/BUILDER KINGSTON EQUIPMENT RENTAL, INC.
/s/ John McNeff 5/16/05	/s/ Rudie Baker 5/16/05
(Signature)	(Signature)
John McNeff, V.P. Operations	Rudie Baker, President
(Printed name and title)	(Printed name and title)

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RIDER TO AIA DOCUMENT A191

PART 1 AGREEMENT

STANDARD FORM OF AGREEMENTS BETWEEN OWNER AND DESIGN/BUILDER

BETWEEN

SIMULAIDS, INC. AS "Owner"

AND

KINGSTON EQUIPMENT RENTAL, INC. AS "Design/Builder"

The provisions of this Rider shall supplement the provisions of the Agreement to which they are attached, and in the event of any conflict between this Rider and the Agreement, the provisions of this Rider shall control. Undefined capitalized terms used herein shall have the meaning ascribed to them in the Agreement.

1.1.1 [continued] Notwithstanding anything to the contrary contained herein, this Agreement supercedes and replaces that certain letter agreement between Owner and Protrac Construction, Inc., dated February 1, 2005, and such letter agreement shall no longer be of any further force and effect as of the date hereof.

1.2.1 [continued] Design/Builder hereby represents and warrants to Owner as follows:

.1 Design/Builder's Architect is and shall be throughout the Project duly licensed as an "Architect" by the state where the Project is located and shall at all times comply with the laws of such state with regard to the practice of architecture and provide professional services that reflect the generally accepted standards of professional care for first-class, commercial manufacturing projects in Ulster County, New York;

.2 Design/Builder's engineers shall be licensed by the state in which the Project is located to perform the particular kind of engineering services called for (i.e., structural, mechanical, electrical or plumbing) and shall at all times comply with the laws of said state with regard to the provision of such services; and

.3 the Construction Documents shall be free from material defects which would cause the Owner to incur additional significant costs during construction.

1.2.6 [continued] The Design/Builder shall require each subcontractor, with a subcontract of $100,000 or greater, to the extent of the Work to be performed by the subcontractor, to be bound to the Design/Builder by terms of the Contract Documents (except with regard to this Part 1 Agreement only the following provisions: Sections 1.2.1, 1.2.2, 1.2.6, 1.2.7 (except for the applicable limits of such insurance policies listed therein which shall be set at such reasonable amounts given the nature and scope of each particular subcontract), 1.2.8, and 1.3 and Articles 3, 4, 6, 7, and 8), and to assume toward the Design/Builder all the obligations and responsibilities, including the responsibility for safety of the subcontractor's Work, which the Design/Builder, by these Contract Documents (except with regard to this Part 1 Agreement only the following provisions: Sections 1.2.1, 1.2.2, 1.2.6, 1.2.7 (except for the applicable limits of such insurance policies listed therein which shall be set at such reasonable amounts given the nature and scope of each particular subcontract), 1.2.8, and 1.3 and Articles 3, 4, 6, 7, and 8), assumes toward the Owner. The Design/Builder shall make available to each proposed subcontractor, prior to the execution of the subcontract agreement, copies of the Contract Documents to which the subcontractor will be bound, and, upon written request of the subcontractor, identify to the subcontractor terms and conditions of the proposed subcontract agreement which may be at variance with the Contract Documents. Notwithstanding the foregoing, Design/Builder shall include the following provision in each of its subcontracts, purchase orders or other agreements related to the Project, regardless of the value of the subcontract purchase order or Agreement: "[Subcontractor] hereby agrees that Simulaids, Inc. shall be an intended third-party beneficiary of this agreement."

1.2.7 Design/Builder, at its sole cost and expense, shall cause the Architect, any engineer and all persons or entities rendering architectural services, engineering services and other design services for the Project to maintain retroactive to the date of this Agreement or from the first day services were rendered, and at all times during the term of this Agreement, insurance policies issued by insurance companies licensed to do business in the state where the Project is located having a rating of not less than Financial Class VIII and Policy Holder Rating "A" in the current issue of Best's Insurance Code, and reasonably acceptable to Owner, including without limitation, coverages providing for any and all insurable liabilities arising from the rendering of or failure to render professional services as detailed in this Agreement on the part of Design/Builder and including, without limitation, contractual liability coverage, such insurance, known as professional liability insurance, in amounts not less than $2,000,000 for each design professional, including, without limitation, the Architect and the engineers providing any required mechanical, electrical and plumbing design services. Design/Builder at its expense, shall obtain a contingent professional liability insurance policy in an amount not less than $2,000,000 per project or annual aggregate if the subcontractors assisting on the design are not already carrying $2,000,000 in professional liability insurance including coverage for design errors and omissions. If the aforesaid professional liability insurance policies are written on a claims-made basis, the named insured shall purchase coverage for the three year period following completion of the Project or tail coverage for three years. All other insurance required hereunder shall be written on an occurrence basis. During the Project, Design Builder at its expense shall provide insurance coverages with the limits listed below:

.1 Commercial General Liability insurance in the amount of $1,000,000 per occurrence, $2,000,000 general aggregate, for bodily injury, including death, property damage, bodily injury, personal injury and contractual liability (covering the hold harmless requirements of this Agreement);

.2 Worker's Compensation insurance including statutory disability benefits, occupational diseases and employer's liability coverages in the greater of statutory amounts and $1,000,000 each;

.3 Comprehensive Automobile Liability insurance including coverage for non-owned and hired vehicles in the amount of $1,000,000 per occurrence for bodily injury and property damage; and

.4 Umbrella coverage of $5,000,000 combined single limit any one occurrence in excess of the coverages listed in .1 and .3 above.

1.2.8 Each insurance policy required to be carried pursuant to paragraph 1.2.7 hereof, except for the professional liability policy, shall name Simulaids, Inc., the Aristotle Corporation, Nasco Holdings, Inc., Geneve Corporation, Geneve Holdings, Inc. and Ulster County Industrial Development Authority as "additional insureds" and Manufacturers and Traders Trust Company "as their interests may appear". Prior to execution of this Agreement, Design/Builder shall deliver to Owner evidence that all insurance coverages required hereunder are in effect, disclosing any deductibles and self-insured retention, that the premiums for all policies have been paid in full and that all policies provide that they will not be cancelled before the expiration date thereof without the issuing company giving at least thirty (30) days written notice to Owner. Design/Builder shall maintain the afore-required policies of general liability and professional liability insurance for a period of at least three (3) years after completion of construction of the Project. Acceptance by Owner of insurance binders or policies which do not conform to the requirements contained in this Agreement shall not relieve Design/Builder of the obligation to provide insurance conforming to the requirements herein contained. All insurance policies maintained by Design /Builder as provided herein shall contain an agreement by the insurer waiving the insurer's right of subrogation against Owner.

1.2.9 Notwithstanding anything to the contrary contained herein, the Project shall be exempt from all New York State sales tax and all prices and costs herein provided by Design/Builder shall reflect such exemption. Owner shall provide Design/Builder, its subcontractors and material suppliers, with the necessary certificate evidencing such tax exemption.

1.2.10 Design/Builder hereby acknowledges that the Ulster County Industrial Development Authority ("IDA") through Manufactures and Traders Trust Company ("Lender") is providing financing for the Project. Design/Builder agrees to cooperate with Owner in providing all necessary documentation required of Owner by the IDA or Lender, including, without limitation, statements of the value of all sales and use tax exemptions, and Design/Builder agrees to comply with all reasonable and customary requirements of Lender. In addition, Design/Builder acknowledges that the Owner pursuant to its transaction with the IDA will transfer a leasehold interest in the Project site to the IDA and become a tenant at the Project site pursuant to a lease with the IDA.

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1.3.3 [continued] As part of the Basic Services, Design/Builder shall advise Owner in a timely fashion so as not to delay the progress of the Work, as to all permits, approvals, inspections, tests and certificates that are required for demolition, construction and use and occupancy of the Project by all governmental authorities having jurisdiction over the Project site. Notwithstanding the foregoing, the Design/Builder shall not be responsible for obtaining the Site Permits.

1.3.4 [continued] General site planning, including, without limitation, ingress and egress, driveways, parking, drainage and building interface with Project site is the responsibility of the Civil Engineer, provided, however, Design/Builder shall be responsible for coordination of its Work with the site plans prepared by Civil Engineer and shall ensure that the Work complies with the requirements set forth in any such site plans.

2.1.4 [continued] The Design/Builder shall review information provided by the Owner for the completeness necessary to the performance of the Design/Builder's services.

3.1. [continued] Notwithstanding anything to the contrary herein set forth, the Owner, its successors and assigns, may use all instruments of service, including without limitation, all drawings, plans, specifications, computations, sketches, data, surveys, models, photographs, renderings, and other like materials relating to the services, and such use shall be without restriction at any time in connection with the Project site in question and without the involvement of Design/Builder, Architect or any of Design/Builder's consultants, except that Design/Builder and Architect shall not have any liability for modifications made to the instruments of service by third parties. Specifically and without limitation, Owner shall have the right to use the instruments of service for future additions or alterations to this Project or other projects on the Project site without the necessity to obtain the agreement of the Design/Builder, Architect or the Design/Builder's consultants. The Design/Builder, Architect and their consultants shall incur no liability for Owner's use of the instruments of service other than in connection with the Project. Design/Builder shall deliver one complete set of all Instruments of Service in hard copy and are in electronic copy (in the most recent CAD format or as otherwise requested by the Owner) to Owner at the conclusion of the Project, or termination of the services of the Design/Builder, whichever is earlier, and Design/Builder shall clearly mark, label and identify all instruments of service and deliver same in good order to Owner. Design/Builder hereby agrees to indemnify and hold Owner harmless against any claims, liabilities, damages, losses, costs and expenses arising from infringement of the Drawings and Specifications on another's patent or copyright rights. Design/Builder further agrees to obtain Owner's approval prior to incurring any royalty and license fees payable in connection with the Project.

6.1 [continued] Any controversy or claim arising out of or relating to a breach of this Agreement shall be decided by arbitration in accordance with the then current Expedited Procedures of the Construction Arbitration Rules of the American Arbitration Association (hereinafter referred to as the "AAA Rules"), except as noted below and unless the parties mutually agree otherwise. No such arbitration shall excuse performance of any obligation hereunder. Each party hereto agrees that it will faithfully observe this agreement to arbitrate and the AAA Rules as modified hereby and to abide by and perform any award rendered by the arbitrators, and that a judgment of any court having jurisdiction may be entered on the award. The AAA Rules are modified as follows:

(a) Section R-8(b) is deleted.

(b) Section R-11 is deleted and replaced with the following: "The parties agree to hold the arbitration in Saugerties, New York, or elsewhere in the County of Ulster, New York;

(c) The last sentence of Section R-21(a) shall be deleted and replaced with: "The preliminary hearing may be conducted by telephone at the request of any party".

(d) Section R-40 is deleted and the following is inserted in place thereof:

R-40. Serving of Notice

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(a) Any papers, notices, or process necessary or proper for the initiation or continuation of an arbitration under these rules, for any court action in connection therewith, or for the entry of judgment on any award made under these rules shall be in writing and served on a party when sent by certified mail, return receipt requested or by nationally recognized overnight courier service with computerized tracking capabilities to the address of each party on the first page of this Agreement.

(b) Unless otherwise instructed by the AAA or by the arbitrator, any documents submitted by any party to the AAA or to the arbitrator shall simultaneously be provided to the other party or parties to the arbitration."

(e) Section F-3 is hereby deleted.

(f) The time period of 30 days in Section F-9 is hereby amended to be 45 days.

(g) The arbitration will be held in the presence of three (3) arbitrators and Owner and Design/Builder agree to each appoint one arbitrator who has at least ten (10) years of experience in constructing manufacturing facilities in Ulster County, New York, and the first two arbitrators shall select the third, all pursuant to Section R-18 relating to the appointment of a neutral arbitrator;

(h) Notwithstanding any AAA Rules to the contrary, the following discovery rules shall apply: (i) the parties shall disclose the name and address of all persons having knowledge of the claims; (ii) the parties shall disclose all documents related to the claims; (iii) the parties shall specify, in detail, all damages, by amount and category; (iv) the parties shall disclose all experts and state, in writing, the opinion of each expert, the grounds for that opinion and the facts relied on in reaching that opinion; (v) the parties shall have the duty to supplement disclosure as further information becomes available; (vi) for Expedited Procedures, the disclosures required under this subsection (h) shall be made to all parties to the arbitration on or before seven (7) days before the hearing; (vii) for all other cases, the disclosures required under this subsection (h) shall be made to all parties to the arbitration on or before thirty (30) days after the submission of a claim(s) to arbitration; (viii) the arbitrator (or panel of arbitrators) may adjust the timing of disclosure, or require additional disclosure or depositions in his/her/their sole discretion.

6.6 Unless otherwise agreed in writing, the Design/Builder shall continue to provide services and shall maintain progress during any arbitration proceedings, provided such continuation by Design/Builder will not exacerbate the claim that is the subject of the pending arbitration, and the Owner shall continue to make payments to the Design/Builder in accordance with Articles 5 and 9, but the Owner shall be under no obligation to make payments on or against any claims or amounts in dispute during any arbitration proceeding to resolve those claims or amounts in dispute.

6.7 This Article 6 shall survive completion or termination of this Part 1 Agreement.

7.2 [continued] Notwithstanding the foregoing to the contrary, Owner may, without the consent of Design/Builder, collaterally assign this Agreement to Lender or any other entity providing construction financing or credit enhancement for the Project.

7.5 Design/Builder hereby agrees that Harlan-McGee of North America, as Architect, shall not be voluntarily replaced on the Project by Design/Builder without the prior written consent of the Owner, not to be unreasonably withheld.

7.5.1 Mechanical, electrical and plumbing subcontractors may participate in design provided that the Architect or any engineer working under the auspices of Architect or Design/Builder incorporates such design into the Drawings and Specifications so that Design/Builder remains liable for errors and omissions.

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AIA® Document A191™ - 1996 Part 2

Standard Form of Agreement Between Owner and Design/Builder

Part 2 Agreement

TABLE OF ARTICLES

PART 2 AGREEMENT

1. GENERAL PROVISIONS

2. OWNER

3. DESIGN/BUILDER

4. TIME

5. PAYMENTS

6. PROTECTION OF PERSONS AND PROPERTY

7. INSURANCE AND BONDS

8. CHANGES IN THE WORK

9. CORRECTION OF WORK

10. DISPUTE RESOLUTION - MEDIATION AND ARBITRATION

11. MISCELLANEOUS PROVISIONS

12. TERMINATION OF THE AGREEMENT

13. BASIS OF COMPENSATION

14. OTHER CONDITIONS AND SERVICES

AGREEMENT made as of the 16th day of May in the year of 2005

(In words, indicate day, month and year.)

BETWEEN the Owner:

(Name and address)

Simulaids, Inc.

16 Dixon Avenue

P.O. Box 807

Woodstock, NY 12498

and the Design/Builder:

(Name and address)

Kingston Equipment Rental, Inc.

78 Stone Road

West Hurley, NY 12491

For the following Project:

(Include Project name, location and a summary description.)

Construction of a new manufacturing facility, located at 165 Malden Turnpike, Saugerties, NY. The proposed new manufacturing facility shall consist of a 81,250 square foot metal building, including 5,000 square feet of office space and shall be used by Owner for the purposes set forth in Exhibit A. The Project includes all excavations, grading, sitework, landscaping and paving in accordance with the Contract Documents.

The architectural services described in Article 3 will be provided by the following person or entity who is lawfully licensed to practice architecture in the State of New York:

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Name and address	Registration Number	Relationship to Design/Builder
Harlan-McGee of North America 4000 Silver Beach Road Malta, NY 12020		Subcontractor

Normal structural, mechanical and electrical engineering services will be provided contractually through the Architect except as indicated below:
Name, address and discipline	Registration Number	Relationship to Design/Builder
Site Plans: Praetorius & Conrad, P.C. Professional Engineering and Land Surveying P.O. Box 360 74 Main Street Saugerties, NY 12477		None

Praetorius & Conrad, P.C., Professional Engineering and Land Surveying, the Civil Engineer, is an independent contractor retained by Owner, at its sole cost and expense. Except as otherwise provided herein, Design/Builder shall not be liable for the plans and specifications prepared by Civil Engineer nor for preparing and obtaining the: (i) stormwater pollution prevention plan (SWAPPP) pursuant to the S.P.D.E.S. General Permit GP-02-01 for construction activities, (ii) Town of Saugerties site plan approval, (iii) NYSDEC air quality permit and (iv) NYSDEC Notice of Intent Filing. All such permits listed in this paragraph are required to be obtained by the Civil Engineer and shall hereinafter be referred to as the Site Permits. Notwithstanding the foregoing, Design/Builder shall be required to coordinate the Work with the plans and specifications prepared by Civil Engineer. Any reference in this Agreement to engineers for which Design/Builder is responsible shall exclude the Civil Engineer, except for the coordination responsibilities as aforesaid.

Soil Engineer:

Daniel G. Loucks, P. E.

Geotechnical Engineer

P.O. Box 163

Ballston Spa, NY 12020

The Owner and the Design/Builder agree as set forth below and in the Rider, attached hereto and made a part hereof.

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TERMS AND CONDITIONS - PART 2 AGREEMENT

ARTICLE 1   GENERAL PROVISIONS

 1.1 BASIC DEFINITIONS

 1.1.1 The Contract Documents consist of the Part 1 Agreement to the extent not modified by this Part 2 Agreement, this Part 2 Agreement, those portions of the Design/Builder's Proposal that are specifically incorporated into this Part 2 Agreement and written addenda to the Proposal identified in Article 14, the Construction Documents approved by the Owner in accordance with Section 3.2.3 and Modifications issued after execution of this Part 2 Agreement. A Modification is a Change Order or a written amendment to this Part 2 Agreement signed by both parties, or a Construction Change Directive issued by the Owner in accordance with Section 8.3. See Rider.

 1.1.2 The term "Work" means the construction and services provided by the Design/Builder to fulfill the Design/Builder's obligations, including, without limitation, all design and construction, labor, materials and equipment required to complete the Project.

 1.1.3 et. seq. See Rider.

 1.2 EXECUTION, CORRELATION AND INTENT

 1.2.1 It is the intent of the Owner and Design/Builder that the Contract Documents include all items necessary for proper execution and completion of the Work. The Contract Documents are complementary, and what is required by one shall be as binding as if required by all; performance by the Design/Builder shall be required only to the extent consistent with and reasonably inferable from the Contract Documents as being necessary to produce the intended results. Words that have well-known technical or construction industry meanings are used in the Contract Documents in accordance with such recognized meanings.

 1.2.2 If the Design/Builder believes or is advised by the Architect or by another design professional retained to provide services on the Project that implementation of any instruction received from the Owner would cause a violation of any applicable law, the Design/Builder shall immediately notify the Owner and promptly confirm such notice in writing. Neither the Design/Builder nor the Architect shall be obligated to perform any act which either believes will violate any applicable law.

 1.2.3 Nothing contained in this Part 2 Agreement shall create a contractual relationship between the Owner and any person or entity other than the Design/Builder, except it is understood and agreed that the Owner is an intended third-party beneficiary of all contracts between Design/Builder and the Architect, any engineer, other design professionals, as well as a third-party beneficiary of all of Design/Builder's subcontracts, purchase orders, and other agreements related to this Project. See Rider.

 1.3 OWNERSHIP AND USE OF DOCUMENTS

 1.3.1 Drawings, specifications, and other documents and electronic data furnished by the Design/Builder are instruments of service. The Design/Builder's Architect and other providers of professional services shall retain all common law, statutory and other reserved rights, including copyright in those instruments of service furnished by them. Drawings, specifications, and other documents and electronic data are furnished for use solely with respect to this Part 2 Agreement. The Owner shall be permitted to retain copies, including reproducible copies, of the drawings, specifications, and other documents and electronic data furnished by the Design/Builder for information and reference in connection with the Project except as provided in Sections 1.3.2 and 1.3.3. See Rider.

 1.3.2 Drawings, specifications, and other documents and electronic data furnished by the Design/Builder shall not be used by the Owner or others on other projects, except by agreement in writing and with appropriate compensation to the Design/Builder, unless the Design/Builder is adjudged to be in default under this Part 2 Agreement or under any other subsequently executed agreement.

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 1.3.3 If the Design/Builder defaults in the Design/Builder's obligations to the Owner, the Architect shall grant a license to the Owner to use the drawings, specifications, and other documents and electronic data furnished by the Architect to the Design/Builder for the completion of the Project, conditioned upon the Owner's execution of an agreement to cure the Design/Builder's default in payment to the Architect for services previously performed and to indemnify the Architect with regard to claims arising from such reuse without the Architect's professional involvement.

 1.3.4 Submission or distribution of the Design/Builder's documents to meet official regulatory requirements or for similar purposes in connection with the Project is not to be construed as publication in derogation of the rights reserved in Section 1.3.1.

ARTICLE 2   OWNER

 2.1 The Owner shall designate a representative authorized to act on the Owner's behalf with respect to the Project, which for the purposes of this Agreement shall be Jack McNeff. The Owner or such authorized representative shall review documents submitted by the Design/Builder and shall render decisions in a timely manner and in accordance with the schedule accepted by the Owner; provided, however, the Owner's obligation to review documents submitted by the Design/Builder under this Section 2.1 shall not give rise to any liability on the part of Owner for the accuracy of such submitted documents or their compliance with laws. The Owner may obtain independent review of the Contract Documents by a separate architect, engineer, contractor or cost estimator under contract to or employed by the Owner. Such independent review shall be undertaken at the Owner's expense in a timely manner and shall not delay the orderly progress of the Work. Owner and Design/Builder hereby agree to comply with the design production and review schedule attached to the Part 1 Agreement as Exhibit B, which the parties hereby agree gives each sufficient time to perform the task stated therein.

 2.2 The Owner may appoint an on-site project representative to observe the Work.

 2.3 The Design/Builder shall secure all building and other permits, licenses and inspections required for demolition, construction and use and occupancy of the Project, except for the Site Permits, at Owner's sole cost and expense.

 2.4 The Owner shall furnish services of land surveyors, and other consultants for subsoil, air and water conditions, in addition to those provided under the Part 1 Agreement, when such services are deemed necessary by the Design/Builder to properly carry out the design services required by this Part 2 Agreement.

 2.4.1 et seq. See Rider.

 2.5 The Owner shall disclose, to the extent known to the Owner, the results and reports of prior tests, inspections or investigations conducted for the Project involving: structural or mechanical systems; chemical, air and water pollution; hazardous materials; or other environmental and subsurface conditions. The Owner shall disclose all information known to the Owner regarding the presence of pollutants at the Project's site conditions that could materially impair Design/Builder's obligations. See Rider.

 2.6 The Owner shall furnish all legal, accounting and insurance counseling services as may be necessary at any time for the Project, including such auditing services as the Owner may require to verify the Design/Builder's Applications for Payment. Notwithstanding the foregoing, Design/Builder, at its expense, is responsible for maintaining complete and accurate books and records of all costs associated with the Project in accordance with general accepted accounting principles.

 2.7 Those services, information, surveys and reports required by Sections 2.4 through 2.6 which are within the Owner's control and in existence on the date of this Agreement shall be furnished at the Owner's expense, including, without limitation, all approved site plans prepared by the Civil Engineer, tests by the Soil Engineer and the Site Permits, and the Design/Builder shall be entitled to rely upon the accuracy and completeness thereof, except to the extent the Owner advises the Design/Builder to the contrary in writing.

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 2.8 If the Owner requires the Design/Builder to maintain any special insurance coverage, policy, amendment, or rider, the Owner shall pay the additional cost thereof, except as otherwise stipulated in this Part 2 Agreement.

 2.9 If the Owner observes or otherwise becomes aware of a fault or defect in the Work or nonconformity with the Design/Builder's Proposal or the Construction Documents, the Owner shall give prompt written notice thereof to the Design/Builder.

 2.10 The Owner shall, at the request of the Design/Builder, prior to execution of this Part 2 Agreement, furnish to the Design/Builder reasonable evidence that financial arrangements have been made to fulfill the Owner's obligations under the Contract.

 2.11 The Owner shall communicate with persons or entities employed or retained by the Design/Builder through the Design/Builder, unless otherwise directed by the Design/Builder.

ARTICLE 3   DESIGN/BUILDER

 3.1 SERVICES AND RESPONSIBILITIES

 3.1.1 Design services required by this Part 2 Agreement shall be performed by qualified architects, engineers and other design professionals. Except for the Civil Engineer and Soil Engineer, the contractual obligations of such professional persons or entities are undertaken and performed in the interest of the Design/Builder, except it is understood and agreed that the Owner is an intended third-party beneficiary of all contracts by Design/Builder with design professionals, subcontracts, purchase orders and other agreements between Design/Builder and third parties relating to this Agreement. See Rider.

 3.1.2 The agreements between the Design/Builder and the persons or entities identified in this Part 2 Agreement, and any subsequent modifications, shall be in writing. These agreements, including financial arrangements with respect to this Project, shall be promptly and fully disclosed to the Owner prior to furnishing the Basic Services or beginning any Work.

 3.1.3 The Design/Builder shall be responsible to the Owner for acts and omissions of the Design/Builder's employees, subcontractors and their agents and employees, and other persons, including the Architect and other design professionals, performing any portion of the Design/Builder's obligations under this Part 2 Agreement.

3.1.4 et seq. See Rider.

 3.2 BASIC SERVICES

 3.2.1 The Design/Builder's Basic Services are described below and in Article 14. See Rider.

 3.2.2 The Design/Builder shall designate a representative authorized to act on the Design/Builder's behalf with respect to the Project. See Rider.

 3.2.2.1 et seq. See Rider.

 3.2.3 The Design/Builder shall submit Construction Documents for review and approval by the Owner. Construction Documents may include drawings, specifications, and other documents and electronic data setting forth in detail the requirements for construction of the Work, and shall:

.1 be consistent with the intent of the Design/Builder's Proposal and establish the scope of the Work in detail;

.2 provide information for the use of those in the building trades; and

.3 include documents required for regulatory agency approvals except for the site plans prepared by the Civil Engineer.

 3.2.3.1 See Rider.

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 3.2 4 The Design/Builder, with the cooperation of the Owner, shall file documents required to obtain necessary approvals of governmental authorities having jurisdiction over the Project, except for the Site Permits.

 3.2.5 Unless otherwise provided in the Contract Documents, the Design/Builder shall provide or cause to be provided and shall pay for design services, labor, materials, equipment, tools, construction equipment and machinery, water, heat, utilities, transportation and other facilities and services necessary for proper execution and completion of the Work, whether temporary or permanent and whether or not incorporated or to be incorporated in the Work. See Rider.

 3.2.5.1 See Rider.

 3.2.6 The Design/Builder shall be responsible for all construction means, methods, techniques, sequences and procedures, and for coordinating all portions of the Work under this Part 2 Agreement.

 3.2.7 The Design/Builder shall keep the Owner informed of the progress and quality of the Work, and shall provide the Owner and its representatives access to the Work in preparation and progress wherever located; provided, however, representatives of Owner's lender and Owner's separate contractors must sign in with the Project Superintendent if accessing the site during Design/Builder's work hours.

 3.2.8 The Design/Builder shall be responsible for correcting Work which does not conform to the Contract Documents. See Rider.

 3.2.9 The Design/Builder warrants to the Owner that materials and equipment furnished under the Contract will be of good quality and new unless otherwise required or permitted by the Contract Documents, that the construction will be free from faults and defects, and that the construction will conform with the requirements of the Contract Documents. Construction not conforming to these requirements, including substitutions not properly approved by the Owner, shall be corrected in accordance with Article 9. See Rider.

 3.2.10 The Design/Builder shall secure and pay for, at Owner's sole cost and expense, building and other permits and governmental fees, licenses and inspections necessary for the proper execution and completion of the Work, excluding the Site Permits, which are either customarily secured after execution of a contract for construction or are legally required at the time the Design/Builder's Proposal was first submitted to the Owner. See Rider.

 3.2.11 The Design/Builder shall comply with and give notices required by laws, ordinances, rules, regulations and lawful orders of public authorities relating to the Project.

 3.2.11.1 et seq. See Rider.

 3.2.12 The Design/Builder shall pay royalties and license fees for patented designs, processes or products. The Design/Builder shall defend suits or claims for infringement of patent rights and shall hold the Owner harmless from loss on account thereof, but shall not be responsible for such defense or loss when a particular design, process or product of a particular manufacturer is required and directly secured from the manufacturer or other by the Owner. However, if the Design/Builder has reason to believe the use of a required design, process or product is an infringement of a patent, the Design/Builder shall be responsible for such loss unless such information is promptly furnished to the Owner. See Rider.

 3.2.13 The Design/Builder shall keep the premises and surrounding area free from accumulation of waste materials or rubbish caused by operations under this Part 2 Agreement. At the completion of the Work, the Design/Builder shall remove from the site waste materials, rubbish, the Design/Builder's tools, construction equipment, machinery, and surplus materials. See Rider.

 3.2.14 The Design/Builder shall notify the Owner when the Design/Builder believes that the Work or an agreed upon portion thereof is substantially completed. See Rider.

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 3.2.15 The Design/Builder shall maintain at the site for the Owner one record copy of the drawings, subcontracts, purchase orders, specifications, product data, samples, shop drawings, Change Orders and other modifications, with pricing information redacted to the extent desired by Design/Builder, in good order and regularly updated to record the completed construction. These shall be delivered to the Owner upon completion of construction and prior to final payment.

 3.3 ADDITIONAL SERVICES

 3.3.1 The services described in this Section 3.3 are not included in Basic Services unless so identified in Article 14, and they shall be paid for by the Owner as provided in this Part 2 Agreement, in addition to the compensation for Basic Services. The services described in this Section 3.3 shall be provided only if authorized in writing by the Owner.

 3.3.2 Making revisions in drawings, specifications, and other documents or electronic data when such revisions are required by the enactment or revision of codes, laws or regulations subsequent to the preparation of such documents or electronic data.

 3.3.3 Providing consultation concerning replacement of Work damaged by fire or other cause during construction, and furnishing services required in connection with the replacement of such Work.

 3.3.4 Providing services in connection with all arbitration proceedings or legal proceedings, except where the Design/Builder is a party thereto.

 3.3.5 Providing coordination of construction performed by the Owner's own forces or separate contractors employed by the Owner beyond the requirements of paragraphs 4.4 and 11.3.2 hereof, and coordination of services required in connection with construction performed and equipment supplied by the Owner.

 3.3.6 Preparing a set of reproducible record documents or electronic data showing significant changes in the Work made during construction.

 3.3.7 Providing assistance in the utilization of equipment or systems such as preparation of operation and maintenance manuals, training personnel for operation and maintenance, and consultation during operation.

ARTICLE 4   TIME

 4.1 The Owner and the Design/Builder shall perform their respective obligations as expeditiously as is consistent with reasonable skill and care and the orderly progress of the Project.

 4.2 Time limits stated in the Contract Documents are of the essence. The Work to be performed under this Part 2 Agreement shall commence upon receipt of a notice to proceed unless otherwise agreed and, subject to authorized Modifications, Substantial Completion shall be achieved on or before the date established in Article 14. Owner shall not issue the notice to proceed until all of the Site Permits have been obtained, except for the Air Pollution Control Permit.

 4.3 Substantial Completion is the stage in the progress of the Work when the Work or designated portion thereof is sufficiently complete in accordance with the Contract Documents so the Owner can occupy or utilize the Work for its intended use. See Rider.

 4.4 See Rider.

 4.4.1 et seq. See Rider.

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 4.5 If the Design/Builder is delayed at any time in the progress of the Work by an act or neglect of the Owner, Owner's employees, or separate contractors employed by the Owner, or by changes ordered in the Work and required through no fault of Design/Builder, or by labor disputes, fire, unusual delay in deliveries, adverse weather conditions not reasonably anticipatable, unavoidable casualties or other causes beyond the Design/Builder's control, or by delay authorized by the Owner pending arbitration, or by other causes which the Owner and Design/Builder agree may justify delay, then the Contract Time shall be reasonably extended by Change Order. See Rider.

ARTICLE 5   PAYMENTS

 5.1 PROGRESS PAYMENTS

 5.1.1 The Design/Builder shall deliver to the Owner itemized Applications for Payment in such detail as indicated in Article 14. See Rider.

 5.1.1.1 et seq. See Rider.

 5.1.2 Within ten (10) days of the Owner's receipt of a properly submitted and correct Application for Payment, the Owner shall make payment to the Design/Builder. See Rider.

 5.1.3 The Application for Payment shall constitute a representation by the Design/Builder to the Owner that the design and construction have progressed to the point indicated, the quality of the Work covered by the application is in accordance with the Contract Documents, and the Design/Builder is entitled to payment in the amount requested. See Rider.

 5.1.4 Upon receipt of payment from the Owner, the Design/Builder shall promptly pay the Architect, other design professionals and each contractor the amount to which each is entitled in accordance with the terms of their respective contracts. See Rider.

 5.1.5 The Owner shall have no obligation under this Part 2 Agreement to pay or to be responsible in any way for payment to the Architect, another design professional or a contractor performing portions of the Work.

 5.1.6 Neither progress payment nor partial or entire use or occupancy of the Project by the Owner shall constitute an acceptance of Work not in accordance with the Contract Documents. See Rider.

 5.1.7 The Design/Builder warrants that title to all construction covered by an Application for Payment will pass to the Owner no later than the time of payment. The Design/Builder further warrants that upon submittal of an Application for Payment all construction for which payments have been received from the Owner shall be free and clear of liens, claims, security interests or encumbrances in favor of the Design/Builder or any other person or entity performing construction at the site or furnishing materials or equipment relating to the construction. See Rider.

5.1.7.1 See Rider.

 5.1.8 At the time of Substantial Completion, the Owner shall pay the Design/Builder the retainage, if any, less 200% of the reasonable cost to correct or complete incorrect or incomplete Work. Final payment of such withheld sum shall be made upon correction or completion of such Work.

 5.2 FINAL PAYMENTS

 5.2.1 Neither final payment nor amounts retained, if any, shall become due until the Design/Builder submits to the Owner: (1) an affidavit that payrolls, bills for materials and equipment, and other indebtedness connected with the Work for which the Owner or Owner's property might be responsible or encumbered (less amounts withheld by the Owner) have been paid or otherwise satisfied; (2) a certificate evidencing that insurance required by the Contract Documents to remain in force after final payment is currently in effect and will not be canceled or allowed to expire until at least 30 days' prior written notice has been given to the Owner; (3) a written statement that the Design/Builder knows of no substantial reason that the insurance will not be renewable to cover the period required by the Contract Documents; (4) consent of surety, if any, to final payment; and (5) if required by the Owner, other data establishing payment or satisfaction of obligations, such as receipts, releases and waivers of liens, claims,

8

security interests or encumbrances arising out of the Contract, to the extent and in such form as may be designated by the Owner. If a contractor or other person or entity entitled to assert a lien against the Owner's property refuses to furnish a release or waiver required by the Owner, the Design/ Builder may furnish a bond satisfactory to the Owner to indemnify the Owner against such lien. If such lien remains undischarged after payments are made, the Design/Builder shall indemnify the Owner for all loss and cost, including reasonable attorneys' fees incurred as a result of such lien, and Owner may withhold sufficient monies to support that indemnification.

 5.2.2 When the Work has been completed and the contract fully performed, the Design/Builder shall submit a final application for payment to the Owner, who shall make final payment within 30 days of receipt.

 5.2.3 The making of final payment shall constitute a waiver of claims by the Owner except those arising from:

.1 liens, claims, security interests or encumbrances arising out of the Contract and unsettled;

.2 failure of the Work to comply with the requirements of the Contract Documents; or

.3 terms of special warranties required by the Contract Documents.

 5.2.4 Acceptance of final payment shall constitute a waiver of all claims by the Design/Builder except those previously made in writing and identified by the Design/Builder as unsettled at the time of final Application for Payment.

 5.3 INTEREST PAYMENTS

 5.3.1 Payments due the Design/Builder under this Part 2 Agreement which are not paid when due shall bear interest from the date due at the rate specified in Article 13.

ARTICLE 6   PROTECTION OF PERSONS AND PROPERTY

 6.1 The Design/Builder shall be solely responsible for initiating, maintaining and providing supervision of all safety precautions and programs in connection with the performance of this Part 2 Agreement.

 6.2 The Design/Builder shall take reasonable precautions for the safety of, and shall provide reasonable protection to prevent damage, injury or loss to: (1) employees on the Work and other persons who may be affected thereby; (2) the Work and materials and equipment to be incorporated therein, whether in storage on or off the site, under care, custody, or control of the Design/Builder or the Design/Builder's contractors; and (3) other property at or adjacent thereto, such as trees, shrubs, lawns, walks, pavements, roadways, structures and utilities not designated for removal relocation or replacement in the course of construction.

 6.3 The Design/Builder shall give notices and comply with applicable laws, ordinances, rules, regulations and lawful orders of public authorities bearing on the safety of persons or property or their protection from damage, injury or loss.

 6.3.1 et seq. See Rider.

 6.4 The Design/Builder shall promptly remedy damage and loss (and, with respect to property losses, shall be entitled to reimbursement from insurance provided or required by the Contract Documents) to property at the site caused in whole or in part by the Design/Builder, a contractor of the Design/Builder or anyone directly or indirectly employed by any of them, or by anyone for whose acts they may be liable.

ARTICLE 7   INSURANCE AND BONDS

 7.1 DESIGN/BUILDER'S LIABILITY INSURANCE

 7.1.1 The Design/Builder shall purchase from and maintain, in a company or companies lawfully authorized to do business in the jurisdiction in which the Project is located, such insurance as will protect the Design/Builder from claims set forth below which may arise out of or result from operations under this Part 2 Agreement by the Design/Builder or by a contractor of the Design/Builder, or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable:

.1 claims under workers' compensation, disability benefit and other similar employee benefit laws that are applicable to the Work to be performed;

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.2 claims for damages because of bodily injury, occupational sickness or disease, or death of the Design/Builder's employees;

.3 claims for damages because of bodily injury, sickness or disease, or death of persons other than the Design/Builder's employees;

.4 claims for damages covered by usual personal injury liability coverage which are sustained (1) by a person as a result of an offense directly or indirectly related to employment of such person by the Design/Builder or (2) by another person;

.5 claims for damages, other than to the Work itself, because of injury to or destruction of tangible property, including loss of use resulting therefrom;

.6 claims for damages because of bodily injury, death of a person or property damage arising out of ownership, maintenance or use of a motor vehicle; and

.7 claims involving contractual liability insurance applicable to the Design/Builder's obligations under Section 11.5.

 7.1.2 The insurance required by Section 7.1.1 shall be written for not less than limits of liability specified in this Part 2 Agreement or required by law, whichever coverage is greater. Coverages shall be written on an occurrence basis, and shall be maintained without interruption from date of commencement of the Work until date of final payment and termination of any coverage required to be maintained after final payment. See Rider.

 7.1.2.1 et seq. See Rider.

 7.1.3 Certificates of Insurance acceptable to the Owner shall be delivered to the Owner immediately after execution of this Part 2 Agreement. These Certificates and the insurance policies required by this Section 7.1 shall contain a provision that coverages afforded under the policies will not be canceled or allowed to expire until at least 30 days' prior written notice has been given to the Owner. If any of the foregoing insurance coverages are required to remain in force after final payment, an additional certificate evidencing continuation of such coverage shall be submitted with the application for final payment. Information concerning reduction of coverage shall be furnished by the Design/Builder with reasonable promptness in accordance with the Design/Builder's information and belief. See Rider.

 7.1.4 See Rider.

 7.2 OWNER'S LIABILITY INSURANCE

 7.2.1 The Owner shall be responsible for purchasing and maintaining the Owner's usual liability insurance. Optionally, the Owner may purchase and maintain other insurance for self-protection against claims which may arise from operations under this Part 2 Agreement. The Design/Builder shall not be responsible for purchasing and maintaining this optional Owner's liability insurance unless specifically required by the Contract Documents.

 7.3 PROPERTY INSURANCE

 7.3.1 Unless otherwise provided under this Part 2 Agreement, the Owner shall purchase and maintain, in a company or companies authorized to do business in the jurisdiction in which the principal improvements are to be located, property insurance upon the Work to the full insurable value thereof on a replacement cost basis with Owner's customary deductibles. Such property insurance shall be maintained until final payment has been made or earlier termination of the Part 2 Agreement. This insurance shall include interests of the Owner, the Design/Builder, and their respective contractors and subcontractors in the Work.

 7.3.2 Property insurance shall be on an all-risk policy form and shall insure against the perils of fire and extended coverage and physical loss or damage including, without duplication of coverage, theft, vandalism, malicious mischief, collapse, falsework, temporary buildings and debris removal including demolition occasioned by enforcement of any applicable legal requirements, and shall cover reasonable compensation for the services and expenses of the Design/Builder's Architect and other professionals required as a result of such insured loss. Coverage for other perils shall not be required unless otherwise provided in the Contract Documents.

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 7.3.3 If the Owner does not intend to purchase such property insurance required by this Part 2 Agreement and with all of the coverages in the amount described above, the Owner shall so inform the Design/Builder prior to commencement of the construction. The Design/Builder shall effect insurance which will protect the interests of the Design/Builder and the Design/Builder's contractors in the construction, and by appropriate Change Order the cost thereof shall be charged to the Owner.

 7.3.4 Unless otherwise provided, the Owner shall purchase and maintain such boiler and machinery insurance required by this Part 2 Agreement or by law, which shall specifically cover such insured objects during installation and until final acceptance by the Owner.

 7.3.5 A loss insured under the Owner's property insurance shall be adjusted by the Owner. Design/Builder shall bear the risk of loss for damage to the Project or the Project site until title passes to Owner hereunder.

 7.3.7 If the Design/Builder requests in writing that insurance for risks other than those described herein or for other special hazards be included in the property insurance policy, the Owner shall, if possible, obtain such insurance, and the cost thereof shall be charged to the Design/Builder by appropriate Change Order.

 7.3.8 The Owner and the Design/Builder waive all rights against each other and the Architect and other design professionals, contractors, subcontractors, agents and employees, each of the other, for damages caused by fire or other perils to the extent covered by property insurance obtained pursuant to this Section 7.3 or other property insurance applicable to the Work. The Owner or Design/ Builder, as appropriate, shall require from contractors and subcontractors by appropriate agreements, written where legally required for validity, similar waivers each in favor of other parties enumerated in this Section 7.3. The policies shall provide such waivers of subrogation by endorsement or otherwise. A waiver of subrogation shall be effective as to a person or entity even though that person or entity would otherwise have a duty of indemnification, contractual or otherwise, did not pay the insurance premium directly or indirectly, and whether or not the person or entity had an insurable interest in the property damaged.

 7.3.9 Partial occupancy or use prior to Substantial Completion shall not commence until the insurance company or companies providing property insurance have consented to such partial occupancy or use by endorsement or otherwise. The Owner and the Design/Builder shall take reasonable steps to obtain consent of the insurance company or companies and shall not, without mutual written consent, take any action with respect to partial occupancy or use that would cause cancellation, lapse or reduction of coverage.

 7.4 LOSS OF USE OF INSURANCE

 7.4.1 The Owner, at the Owner's option, may purchase and maintain such insurance as will insure the Owner against loss of use of the Owner's property due to fire or other hazards, however caused.

 7.5 See Rider.

ARTICLE 8   CHANGES IN THE WORK

 8.1 CHANGES

 8.1.1 Changes in the Work may be accomplished after completion of the Construction Documents without invalidating this Part 2 Agreement, by Change Order, Construction Change Directive, or order for a minor change in the Work, subject to the limitations stated in the Contract Documents. No action, conduct, omission, prior failure, or course of dealing by either party hereto shall act to waive, modify, change, or alter the requirement that Change Orders and Construction Change Directives must be in writing and signed as provided herein. Such written change orders or directives are the exclusive methods for effecting any change to the Contract Sum or Contract Time. The Design/Builder understands and agrees that the Contract Sum and Contract Time cannot be changed by implication, oral agreements, actions, inactions, course of conduct, or constructive change order.

 8.1.2 A Change Order shall be based upon agreement between the Owner and the Design/Builder; a Construction Change Directive may be issued by the Owner without the agreement of the Design/Builder; an order for a minor change in the Work may be issued by the Design/Builder alone.

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 8.1.3 Changes in the Work shall be performed under applicable provisions of the Contract Documents, and the Design/Builder shall proceed promptly, unless otherwise provided in the Change Order, Construction Change Directive, or order for a minor change in the Work.

 8.1.4 If unit prices are stated in the Contract Documents or subsequently agreed upon, and if quantities originally contemplated are so changed in a proposed Change Order or Construction Change Directive that application of such unit prices to quantities of Work proposed will cause substantial inequity to the Owner or the Design/ Builder, the applicable unit prices shall be equitably adjusted.

 8.2 CHANGE ORDERS

 8.2.1 A Change Order is a written instrument prepared by the Design/Builder and signed by the Owner and the Design/Builder, stating their agreement upon all of the following:

.1 a change in the Work;

.2 the amount of the adjustment, if any, in the Contract Sum; and

.3 the extent of the adjustment, if any, in the Contract Time.

.4 See Rider.

 8.2.2 If the Owner requests a proposal for a change in the Work from the Design/Builder and subsequently elects not to proceed with the change, a Change Order shall be issued to reimburse the Design/Builder for any costs incurred for estimating services, design services or preparation of proposed revisions to the Contract Documents.

 8.3 CONSTRUCTION CHANGE DIRECTIVES

 8.3.1 A Construction Change Directive is a written order prepared and signed by the Owner, directing a change in the Work prior to agreement on adjustment, if any, in the Contract Sum or Contract Time, or both.

 8.3.2 Except as otherwise agreed by the Owner and the Design/Builder, the adjustment to the Contract Sum shall be determined on the basis of reasonable but not to exceed actual expenditures and savings of those performing the Work attributable to the change, including the expenditures for design services and revisions to the Contract Documents. In case of an increase in the Contract Sum, the cost shall include a reasonable allowance for overhead and profit as provided in paragraph 8.2.1.4 hereof. In such case, the Design/Builder shall keep and present an itemized accounting together with appropriate supporting data for inclusion in a Change Order. Unless otherwise provided in the Contract Documents, costs for these purposes shall be limited to the following:

.1 costs of labor, including social security, old age and unemployment insurance, fringe benefits required by agreement or custom, and workers' compensation insurance;

.2 costs of materials, supplies and equipment, including cost of transportation, whether incorporated or consumed;

.3 rental costs of machinery and equipment exclusive of hand tools, whether rented from the Design/Builder or others;

.4 costs of premiums for all bonds and insurance permit fees, and sales, use or similar taxes;

.5 additional costs of supervision and field office personnel directly attributable to the change; and fees paid to the Architect, engineers and other professionals.

 8.3.3 Pending final determination of cost to the Owner, amounts not in dispute may be included in Applications for Payment. The amount of credit to be allowed by the Design/Builder to the Owner for deletion or change which results in a net decrease in the Contract Sum will be actual net cost. When both additions and credits covering related Work or substitutions are involved in a change, the allowance for overhead and profit shall be figured on the basis of the net increase, if any, with respect to that change.

 8.3.4 When the Owner and the Design/Builder agree upon the adjustments in the Contract Sum and Contract Time, such agreement shall be effective immediately and shall be recorded by preparation and execution of an appropriate Change Order.

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 8.4 MINOR CHANGES IN THE WORK

 8.4.1 The Design/Builder shall have authority to make minor changes in the Construction Documents and construction consistent with the intent of the Contract Documents when such minor changes do not involve adjustment in the Contract Sum or extension of the Contract Time. The Design/Builder shall promptly inform the Owner, in writing, prior to making any such minor changes in the Construction Documents and construction.

 8.5 CONCEALED CONDITIONS

 8.5.1 If conditions are encountered at the site which are (1) subsurface or otherwise concealed physical conditions which differ materially from those indicated in the Contract Documents, or (2) unknown physical conditions of an unusual nature which differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in the Contract Documents and if Design/Builder should not have discovered such conditions through its diligent reviews of field conditions and plans for the existing building as required pursuant to Rider Paragraph 3.2.8 or Part 1 of the Agreement, then notice by the observing party shall be given to the other party promptly before conditions are disturbed and in no event later than five (5) days after first observance of the conditions. The Contract Sum shall be equitably adjusted for such concealed or unknown conditions by Change Order upon claim by either party made within five (5) days after the claimant becomes aware of the conditions.

 8.6 REGULATORY CHANGES

 8.6.1 The Design/Builder shall be compensated for changes in the construction necessitated by the enactment or revisions of codes, laws or regulations subsequent to completion of the Construction Documents.

ARTICLE 9   CORRECTION OF WORK

 9.1 The Design/Builder shall promptly correct Work rejected by the Owner or known by the Design/Builder to be defective or failing to conform to the requirements of the Contract Documents, whether observed before or after Substantial Completion and whether or not fabricated, installed or completed. The Design/Builder shall bear costs of correcting such rejected Work, including additional testing and inspections.

 9.2 If, within one (1) year after the date of Substantial Completion of the Work or, after the date for commencement of warranties established in a written agreement between the Owner and the Design/Builder, or by terms of an applicable special warranty required by the Contract Documents, any of the Work is found to be not in accordance with the requirements of the Contract Documents, the Design/Builder shall correct it promptly after receipt of a written notice from the Owner to do so unless the Owner has previously given the Design/ Builder a written acceptance of such condition. See Rider.

 9.2.1 See Rider.

 9.3 Nothing contained in this Article 9 shall be construed to establish a period of limitation with respect to other obligations which the Design/Builder might have under the Contract Documents. Establishment of the time period of one (1) year as described in Section 9.2 relates only to the specific obligation of the Design/Builder to correct the Work, and has no relationship to the time within which the obligation to comply with the Contract Documents may be sought to be enforced, nor to the time within which proceedings may be commenced to establish the Design/Builder's liability with respect to the Design/Builder's obligations other than specifically to correct the Work.

 9.4 If the Design/Builder fails to correct nonconforming Work as required such that the failure to correct impacts the construction schedule or fails to carry out Work in accordance with the Contract Documents, the Owner, by written order signed personally or by an agent specifically so empowered by the Owner in writing, may order the Design/Builder to stop the Work, or any portion thereof, until the cause for such order has been eliminated; however, the Owner's right to stop the Work shall not give rise to a duty on the part of the Owner to exercise the right for benefit of the Design/Builder or other persons or entities.

 9.5 If the Design/Builder defaults or neglects to carry out the Work in accordance with the Contract Documents and fails within five (5) days after receipt of written notice from the Owner to commence and continue correction of such default or neglect with diligence and promptness, the Owner may give a second written notice to the

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Design/Builder and, five (5) days following receipt by the Design/Builder of that second written notice and without prejudice to other remedies the Owner may have, correct such deficiencies. In such case an appropriate Change Order shall be issued deducting from payments then or thereafter due the Design/ Builder, the costs of correcting such deficiencies. If the payments then or thereafter due the Design/Builder are not sufficient to cover the amount of the deduction, the Design/Builder shall pay the difference to the Owner. Such action by the Owner shall be subject to dispute resolution procedures as provided in Article 10.

ARTICLE 10   DISPUTE RESOLUTION - MEDIATION AND ARBITRATION

 10.1 Claims, disputes or other matters in question between the parties to this Part 2 Agreement arising out of or relating to this Part 2 Agreement or breach thereof shall be subject to and decided by mediation or arbitration. Such mediation or arbitration shall be conducted in accordance with the Construction Industry Mediation or Arbitration Rules of the American Arbitration Association currently in effect. See Rider.

 10.1.1 et seq. See Rider.

 10.2 In addition to and prior to arbitration, the parties shall endeavor to settle disputes by mediation. Demand for mediation shall be filed in writing with the other party to this Part 2 Agreement and with the American Arbitration Association. A demand for mediation shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for mediation be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of repose or limitations.

 10.3 Demand for arbitration shall be filed in writing with the other party to this Part 2 Agreement and with the American Arbitration Association. A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of repose or limitations.

 10.4 The foregoing agreement to arbitrate and other agreements to arbitrate with an additional person or entity duly consented to by the parties to this Part 2 Agreement shall be specifically enforceable in accordance with applicable law in any court having jurisdiction thereof.

 10.5 The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

 10.6 et seq. See Rider.

ARTICLE 11   MISCELLANEOUS PROVISIONS

 11.1 Unless otherwise provided, this Part 2 Agreement shall be governed by the law of the place where the Project is located. See Rider.

 11.2 SUBCONTRACTS

 11.2.1 The Design/Builder, as soon as practicable after execution of this Part 2 Agreement, shall furnish to the Owner in writing the names and addresses of the persons or entities the Design/Builder will engage as contractors for the Project.

 11.2.2 See Rider.

 11.3 WORK BY OWNER OR OWNER'S CONTRACTORS

 11.3.1 The Owner reserves the right to submit bids for construction or operations related to the Project with the Owner's own forces.

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 11.3.2 The Design/Builder shall afford the Owner's separate contractors reasonable opportunity for introduction and storage of their materials and equipment and performance of their activities and shall connect and coordinate the Design/Builder's construction and operations with theirs as required by the Contract Documents. See Rider.

 11.3.3 Costs caused by delays or by improperly timed activities or defective construction shall be borne by the party responsible therefor.

 11.4 CLAIMS FOR DAMAGES

 11.4.1 If either party to this Part 2 Agreement suffers injury or damage to person or property because of an act or omission of the other party, of any of the other party's employees or agents, or of others for whose acts such party is legally liable, written notice of such injury or damage, whether or not insured, shall be given to the other party within a reasonable time not exceeding twenty-one (21) days after first observance. The notice shall provide sufficient detail to enable the other party to investigate the matter. If a claim of additional cost or time related to this claim is to be asserted, it shall be filed in writing.

 11.5 INDEMNIFICATION

 11.5.1 To the fullest extent permitted by law, the Design/Builder shall indemnify, hold harmless and pay for defense of the Owner, Owner's representatives and consultants, and agents and employees of any of them from and against claims, damages, losses and expenses, including but not limited to attorneys' fees, to the extent arising out of or resulting from performance of the Work, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Work itself) including loss of use resulting therefrom, but only to the extent caused by negligent acts or omissions of the Design/Builder, anyone directly or indirectly employed by the Design/Builder or anyone for whose acts the Design/Builder may be liable, regardless of whether or not such claim, damage, loss or expense is caused in part by a party indemnified hereunder. Design/Builder shall not be obligated to indemnify Owner to the extent any such claim, damage, loss or expense is caused by Owner or its representatives, consultants, agents and employees. Such obligation shall not be construed to negate, abridge, or reduce other rights or obligations of indemnity which would otherwise exist as to a party or person described in this Section 11.5.

 11.5.2 In claims against any person or entity indemnified under this Section 11.5 by an employee of the Design/Builder, anyone directly or indirectly employed by the Design/Builder or anyone for whose acts the Design/Builder may be liable, the indemnification obligation under this Section 11.5 shall not be limited (i) by a limitation on amount or type of damages, compensation or benefits payable by or for the Design/Builder under workers' compensation acts, disability benefit acts or other employee benefit acts or, (ii) pursuant to any case law or common law.

 11.5.3 See Rider.

 11.6 SUCCESSORS AND ASSIGNS

 11.6.1 The Owner and Design/Builder, respectively, bind themselves, their partners, successors, assigns and legal representatives to the other party to this Part 2 Agreement and to the partners, successors and assigns of such other party with respect to all covenants of this Part 2 Agreement. Design/Builder shall not assign this Part 2 Agreement without the written consent of the Owner. The Owner may assign this Part 2 Agreement, including , without limitation, to any institutional lender providing construction financing, and the Design/Builder agrees to execute all consents reasonably required to facilitate such an assignment. If either party makes such an assignment, that party shall nevertheless remain legally responsible for all obligations under this Part 2 Agreement. See Rider.

 11.7 TERMINATION OF PROFESSIONAL DESIGN SERVICES

 11.7.1 Prior to termination of the services of the Architect or any other design professional designated in this Part 2 Agreement, the Design/Builder shall identify to the Owner in writing another architect or other design professional with respect to whom the Owner has no reasonable objection, who will provide the services originally to have been provided by the Architect or other design professional whose services are being terminated.

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 11.8 EXTENT OF AGREEMENT

 11.8.1 This Part 2 Agreement together with the Part 1 Agreement and the Rider attached to each represents the entire agreement between the Owner and the Design/Builder and supersedes prior negotiations, representations or agreements, either written or oral. This Part 2 Agreement may be amended only by written instrument and signed by both the Owner and the Design/Builder.

ARTICLE 12   TERMINATION OF THE AGREEMENT

 12.1 TERMINATION BY THE OWNER

 12.1.1 This Part 2 Agreement may be terminated by the Owner, at its option, provided Owner has a legitimate business reason, related to the Project or otherwise, for such termination, upon seven (7) days' written notice to the Design/Builder. If such termination occurs during the construction phase, the Owner shall pay the Design/Builder for Work completed, orders in process that cannot be cancelled and for reimbursable expenses incurred to the date of termination, plus the profit Design/Builder would have received if the balance of the Work had been executed, subject to Design/Builder's obligation to use all commercial reasonable efforts to mitigate its damages by seeking replacement work or otherwise, with Design/Builder's profit being calculated at five (5%) percent of the Contract Sum for the remaining unexecuted Work ("Termination Expenses"). Notwithstanding the foregoing, the Termination Expense shall not be payable by Owner if Owner terminates this Agreement for cause or pursuant to Section 13.1.1 hereof and Design/Builder fails to revise the construction documents to reduce the Contract Sum to the amount stated in Section 13.1.1 to Owner's reasonable satisfaction.

 12.1.2 If the Design/Builder defaults or persistently fails or neglects to carry out the Work in accordance with the Contract Documents or fails to perform the provisions of this Part 2 Agreement, the Owner may give written notice that the Owner intends to terminate this Part 2 Agreement. If the Design/Builder fails to correct the defaults, failure or neglect within seven (7) days after being given notice, the Owner may then give a second written notice and, after an additional seven (7) days, the Owner may without prejudice to any other remedy, make good such deficiencies and deduct the reasonable cost thereof from payments due the Design/Builder or, at Owner's option, may terminate the employment of the Design/Builder and take possession of the site and of all materials thereon owned by the Design/Builder, as well as all Construction Documents, including without limitation, all drawings, plans and specifications, and finish the Work by whatever method the Owner may deem expedient. Notwithstanding the foregoing, if Design/Builder's cure of such default or failure to perform would take longer than such initial seven (7) day period following Owner's notice and the additional seven (7) day period, Design/Builder shall have thirty (30) days from the date of Owner's initial notice to complete such cure, provided Design/Builder begins to cure such default or failure within the initial seven (7) day period and diligently pursues such cure, and provided such cure will not impact the construction schedule or date of Substantial Completion, before Owner exercises its rights under this Section 12.1.2. Design/Builder shall, in the event of such termination, remove its equipment, tools, construction equipment and machinery from the site within three (3) days from the date of such termination. If the unpaid balance of the Contract Sum exceeds the expense of finishing the Work and all damages incurred by the Owner, such excess shall be paid to the Design/Builder. If the expense of completing the Work and all damages incurred by the Owner exceeds the unpaid balance, the Design/Builder shall pay the difference to the Owner. This obligation for payment shall survive termination of this Part 2 Agreement. See Rider.

 12.2 TERMINATION BY THE DESIGN/BUILDER

 12.2.1 If the Owner fails to make payment when due, the Design/Builder may give written notice of the Design/ Builder's intention to terminate this Part 2 Agreement. If the Design/Builder fails to receive payment within seven (7) days after giving of such notice by the Owner, the Design/Builder may give a second written notice and, seven (7) days after giving of such second written notice by the Owner, may terminate this Part 2 Agreement and recover from the Owner payment for Work executed and for proven losses sustained upon materials, equipment, tools, and construction equipment and machinery, including reasonable profit and applicable damages.

ARTICLE 13   BASIS OF COMPENSATION

The Owner shall compensate the Design/Builder in accordance with Article 5, Payments, and the other provisions of this Part 2 Agreement as described below.

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 13.1 COMPENSATION

 13.1.1 For the Design/Builder's performance of the Work, as described in Section 3.2 and including any other services listed in Article 14 as part of Basic Services and all fees for architectural services, reimbursable expenses, general conditions and Design/Builder overhead and profit, the Owner shall pay the Design/Builder in current funds the Contract Sum of:

$4,600,000. Notwithstanding anything to the contrary contained herein, all payments hereunder shall be subject to the customary and reasonable requirements of the Lender.

 13.1.2 For Additional Services, as described in Section 3.3 and including any other services listed in Article 14 as Additional Services, compensation shall be as follows: See Rider.

 13.3 INTEREST PAYMENT

 13.3.1 The rate of interest for past due payments shall be the lesser of the maximum statutory rate of interest or eight percent (8.0%) per annum, unless otherwise required by statute.

(Usury laws and requirements under the Federal Truth in Lending Act, similar state and local consumer credit laws and other regulations at the Owner's and Design/ Builder's principal places of business, at the location of the Project and elsewhere may affect the validity of this provision. Specific legal advice should be obtained with respect to deletion, modification or other requirements, such as written disclosures or waivers.)

ARTICLE 14   OTHER CONDITIONS AND SERVICES

 14.1 The Basic Services to be performed shall be commenced on execution of this Part 2 Agreement and issuance of a notice to proceed by Owner, subject to Change Orders that extend the Contract Time, Substantial Completion of the Work shall be achieved within two hundred forty-five (245) days of the date of such issuance of a notice to proceed by Owner.

 14.1.1 et seq. See Rider.

 14.2 The Basic Services beyond those described in Article 3 are as follows:

 14.3 Additional Services beyond those described in Article 3 are as follows:

 14.4 The Design/Builder shall submit an Application for Payment on the twenty-fifty (25th) day of each month.

 14.5 The Contract Documents include:

(List the documents by specific title and date; include any required performance and payment bonds.)

Design/Builder's Proposal

Site plans as prepared by Praetorius & Conrad, P.C., Professional Engineering and Land Surveying, P.O. Box 360, #74 Main Street, Saugerties, New York 12477 - Six sheets dated 2/1/05 as follows: Existing Site Plan, Proposed site plan, proposed grading plan, proposed photometric plan, erosion control details and details sheet. Subject to revision and approval by design Builder and the Town of Saugerties.

Performance Bond, at Owner's option, issued in the amount of one hundred percent (100%) of the Contract Sum as reflected in the preliminary schedule of values as attached at Exhibit A.

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Floor Plan.

Preliminary Elevations, dated 2/8/05, by Harlan-McGee of North America.

This Agreement entered into as of the day and year first written above.
OWNER SIMULAIDS, INC.	DESIGN/BUILDER KINGSTON EQUIPMENT RENTAL, INC.
John McNeff 5/16/05	/s/ Rudie Baker 5/16/05
(Signature)	(Signature)
John McNeff, V.P. Operations	Rudie Baker, President
(Printed name and title)	(Printed name and title)

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RIDER TO AIA DOCUMENT A191

PART 2 AGREEMENT

STANDARD FORM OF AGREEMENTS BETWEEN OWNER AND DESIGN/BUILDER

BETWEEN

SIMULAIDS, INC. AS "Owner"

AND

KINGSTON EQUIPMENT RENTAL, INC. AS "Design/Builder"

The provisions of this Rider shall supplement the provisions of the Agreement to which they are attached, and in the event of any conflict between this Rider and the Agreement, the provisions of this Rider shall control. Undefined capitalized terms used herein shall have the meaning ascribed to them in the Agreement.

1.1.1 [continued] The Design/Builder's Proposal, as approved and modified by Owner pursuant to Section 1.3.5 of the Part 1 Agreement, is hereby included in the Contract Documents. Notwithstanding anything to the contrary contained herein, for the purposes of this Part 2 Agreement, the final paragraph Design/Builder's Proposal relating to a "ten percent plus or minus variable" is deleted from the proposal in its entirety.

1.1.3 The Design/Builder accepts the relationship of trust and confidence established between it and the Owner by this Agreement. The Design/Builder agrees to furnish the architectural, engineering, and construction services set forth herein and agrees to furnish efficient business administration and superintendence, and to use its best efforts to complete the Project in the best, most expeditious, and economical manner consistent with the interest of the Owner.

1.1.4 Design/Builder hereby acknowledges that the Ulster County Industrial Development Authority ("IDA") through Manufactures and Traders Trust Company ("Lender") is providing financing for the Project. Design/Builder agrees to cooperate with Owner in providing all necessary documentation required of Owner by the IDA or Lender, including, without limitation, statements of the value of all sales and use tax exemptions, and Design/Builder agrees to comply with all reasonable and customary requirements of Lender. In addition, Design/Builder acknowledges that the Owner pursuant to its transaction with the IDA will transfer a leasehold interest in the Project site to the IDA and become a tenant at the Project site pursuant to a lease with the IDA.

1.2.3 [continued] The Design/Builder shall require each subcontractor, with a subcontract or $100,000 or greater, to the extent of the Work to be performed by the subcontractor, to be bound to the Design/Builder by terms of the Contract Documents (except with regard to this Part 2 Agreement only the following provisions: Articles 1, 3 and 4, Sections 5.1.3 through 5.1.7 and 5.2.1 of this Rider, Articles 6 and 7 (except for the applicable limits of such insurance policies listed therein which shall be set at such reasonable amounts given the nature and scope of each particular subcontract) and Articles 8, 9, 10, 11 and 12), and to assume toward the Design/Builder all the obligations and responsibilities, including the responsibility for safety of the subcontractor's Work, which the Design/Builder, by these Contract Documents (except with regard to this Part 2 Agreement only the following provisions: Articles 1, 3 and 4, Sections 5.1.3 through 5.1.7 and 5.2.1 of this Rider, Articles 6 and 7 (except for the applicable limits of such insurance policies listed therein which shall be set at such reasonable amounts given the nature and scope of each particular subcontract) and Articles 8. 9. 10, 11 and 12), assumes toward the Owner. The Design/Builder shall make available to each proposed subcontractor, prior to the execution of the subcontract agreement, copies of the Contract Documents to which the subcontractor will be bound, and, upon written request of the subcontractor, identify to the subcontractor terms and conditions of the proposed subcontract agreement which may be at variance with the Contract Documents. Notwithstanding the foregoing, Design/Builder shall include the following provision in each of its subcontracts, purchase orders or other agreements related to the Project, regardless of the value of the subcontract, purchase order or other Agreement: "[Subcontractor] hereby agrees that Simulaids, Inc. shall be an intended third-party beneficiary of this agreement."

1.3.1 [continued] Notwithstanding anything to the contrary herein setforth, the Owner, its successors and assigns, may use all instruments of service, including without limitation, all drawings, plans, specifications, computations, sketches, data, surveys, models, photographs, renderings, and other like materials relating to the services, and such use shall be without restriction at any time in connection with the Project site in question and without the involvement of Design/Builder, Architect or any of Design/Builder's consultants, except that Design/Builder and Architect shall not have any liability for modifications made to the instruments of service by third parties. Specifically and without limitation, Owner shall have the right to use the instruments of service for future additions or alterations to this Project or other projects on the Project site without the necessity to obtain the agreement of the Design/Builder, Architect or the Design/Builder's consultants. The Design/Builder, Architect and their consultants shall incur no liability for Owner's use of the instruments of service other than in connection with the Project. Design/Builder shall deliver one complete set of all Instruments of Service in hard copy and are in electronic copy (in the most recent CAD format or as otherwise requested by the Owner) to Owner at the conclusion of the Project, or termination of the services of the Design/Builder, whichever is earlier, and Design/Builder shall clearly mark, label and identify all instruments of service and deliver same in good order to Owner. Design/Builder hereby agrees to indemnify and hold Owner harmless against any claims, liabilities, damages, losses, costs and expenses arising from infringement of the Drawings and Specifications on another's patent or copyright rights. Design/Builder further agrees to obtain Owner's approval prior to incurring any royalty and license fees payable in connection with the Project.

2.4.1 Owners shall provide, at its sole cost and expense, all soil testing required for the completion of the Project through the services of the Soil Engineer. Notwithstanding the foregoing, Design/Builder shall be responsible for the coordination of the Work with the testing activities of the Soil Engineer. Design/Builder shall review all tests and reports prepared by the Soil Engineer to ensure that the results of such tests are consistent with the design of the Project and the Construction Documents and Design/Builder shall notify Owner if, based on Design/Builder's experience and expertise, the soil, as indicated by the test results, is not adequate in any respects for the completion of the Project in accordance with the Construction Documents.

2.4.2 Owners shall provide, at its sole cost and expense, all layout at the Project site of clearing limits, erosion control measures, property lines, base lines, bench marks and building lines through the services of the Civil Engineer. Notwithstanding the foregoing, Design/Builder shall be responsible for the coordination of the Work with the layout activities of the Civil Engineer and Design/Builder shall ensure that the Civil Engineer's layout of the Project is consistent with the Construction Documents. Design/Builder shall notify Owner if, based on Design/Builder's experience and expertise, any aspect of the layout completed by Civil Engineer is not adequate or incorrect in any respects for the completion of the Project in accordance with the Construction Documents.

2.5 [continued] Unless required by applicable laws, Design/Builder hereby agrees that any and all environmental information regarding the Project site or existing improvements located thereon shall be kept strictly confidential and be used solely for the purpose of assessing whether the existing environmental status will have any adverse impact on the Design/Builder or any of its consultants, contractors, subcontractors, employees, agents or others at the Project site, or on the construction schedule. Design/Builder shall not use any such environmental information in any way detrimental to Owner. This provision shall survive completion of the Project for a period of four (4) years.

3.1.1 [continued] The provisions of Rider paragraph 1.2.1 to the Part 1 Agreement are deemed repeated here.

3.1.4 The Design/Builder shall supervise, direct and perform the Work using the Design/Builder's best skill and attention.

3.1.5 The Design/Builder shall not be relieved of obligations to perform the Work in accordance with this Agreement, either by the activities of Owner of Owner's separate contractors, provided Owner complies with Section 2.1 of this Part 2 Agreement, or by tests, inspections or governmental approvals, except for the Site Permits, required by persons other than Design/Builder.

3.2.1 [continued] As part of its Basic Services, Design/Builder shall cause Architect, the engineers, excluding the Civil Engineer and Soil Engineer, and other design professionals to issue progress prints on a frequent and periodic basis to Owner during the drafting of the Construction Documents.

3.2.2 [continued] The Design/Builder shall designate in Exhibit C hereto the names of the individuals within its employ who will serve as Project Manager, Architect, and Project Superintendent for the Project, all of whom (i) must be

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reasonably acceptable to and approved by the Owner, (ii) may not be voluntarily replaced on the Project by the Design/Builder without the prior consent of the Owner, which shall not be unreasonably withheld, and (iii) shall be replaced upon the reasonable request of the Owner, with an individual or individuals in the Design/Builder's employ and reasonably acceptable to and approved by the Owner.

3.2.2.1 Design/Builder shall cause Architect to visit the Project site once per calendar month (or the equivalent number of times adjusted to reflect the timing of completion of critical components of the Work, at Owner's request) or more frequently as necessary in the Architect's professional judgment to be familiar with the progress and quality of the Work, and more frequently if requested by Owner and at the Owner's sole cost and expense. From these visits Architect will determine if the Work is proceeding in accordance with the Contract Documents and report to Owner.

3.2.2.2 As part of its Basic Services, Design/Builder will schedule and conduct weekly progress meetings at the Project site and shall include the Owner, and all required subcontractors. Design/Builder will keep the minutes of each meeting and circulate the minutes from each meeting prior to the next meeting.

3.2.2.3 As requested by Owner and as part of Basic Services, Design/Builder shall cause Architect to prepare documents for alternate, separate or sequential bids.

3.2.2.4 Notwithstanding anything to the contrary contained herein, in the event that the preliminary budget and schedule of values for the Project exceeds the Contract Sum set forth in subparagraph 13.1.1 hereof, at Owner's option, Design/Builder shall cause Architect in consultation with Owner and at no additional charge to Owner, to revise the Construction Documents, including without limitation, the drawings and specifications as required to reduce the Contract Sum to match the Contract Sum set forth in subparagraph 13.1.1 hereof.

3.2.3.1 The schedule of values for the Project is attached hereto and made a part hereof at Exhibit D. Design/Builder shall complete the Project for the amount set forth in such schedule of values, subject to the provisions of this Agreement. The amounts set forth in the schedule of values as attached at Exhibit D include the following conditions: (i) all stumps removed from the Project site are to be buried in the storm water retention pond to the extent consistent with the site plans and all applicable legal requirements and permits; (ii) Design/Builder shall not install a sub-base around the storm water retention pond; (ii) all soil excavated on the Project site shall remain on the Project site and shall be used to construct the Project without any additional processing, including, without limitation, screening, reducing or increasing moisture content; (iii) all topsoil cleared from the Project site shall be reused on the Project site; (iv) no topsoil shall be imported to the Project site; (v) Design/Builder shall not construct any retaining walls or drainage equipment or installations adjacent to the loading dock; (vi) Design/Builder shall pitch the area adjacent to the loading dock away from the building (vii) Design/Builder shall raise the finished floor level of the building two (2) feet to accommodate excess fill from generated at the Project site and (viii) no rock removal larger than one (1) cubic yard in size or hidden structure removal is included in the amounts set forth in the schedule of values. To the extent the parties mutually agree that completion of the Project in accordance with the Construction Documents and construction schedule requires either importing of structural fill or exporting excess fill from the Project site, such costs shall be in addition to the amounts set forth in the schedule of values as follows: (i) imported structural fill - $12.00 per ton and (ii) exported excess fill - $7.00 per cubic yard.

3.2.5 [continued] Design/Builder's Basic Services shall also include, without limitation, all services required to assist in obtaining all governmental approvals and permits which shall be necessary for the construction and use and occupancy of the Project, excluding the Site Permits, but including, without limitation, the following: preparation of presentation plans, conferring with representatives of governmental agencies and appearances before public meetings of all governmental boards, agencies and commissions, as shall be necessary to obtain all such approvals and permits. Design/Builder shall coordinate all contacts with governmental representatives and appearances before such boards, agencies and commissions, with Owner. Design/Builder shall meet with Owner, representatives of the Owner and governmental officials as required in order to obtain the necessary approvals for the Project.

3.2.5.1 The Design/Builder shall enforce strict discipline and good order among the Design/Builder's employees and other persons carrying out Design/Builder's obligations hereunder. The Design/Builder shall not permit employment of unfit persons or persons not skilled in tasks assigned to them.

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3.2.8 [continued] The Design/Builder shall carefully study and compare the Construction Documents with each other, with the field measurements obtained by Design/Builder pursuant to Part 1 of the Agreement, and with information furnished by the Owner pursuant to paragraph 2.5 hereof or Part 1 of the Agreement. Design/Builder, at its expense, shall at once cause the Architect or engineers, as applicable, to correct any errors, inconsistencies or omissions discovered. If Design/Builder performs any construction activity knowing it involves a recognized error, inconsistency or omission in the Contract Documents without causing the Architect or engineers, as applicable, to correct same, the Design/Builder shall assume appropriate responsibility for such performance and shall bear the direct costs attributable to correction.

3.2.9 [continued] If required by the Owner or its representative, Design/Builder shall furnish satisfactory evidence as to the kind and quality of materials and equipment. The Design/Builder shall be obligated to repair, replace or re-execute, without cost to Owner, any defective Work or materials and any condition resulting from defective workmanship or materials as promptly as reasonably possible, and to use all reasonable efforts to cure as soon as reasonably possible after notification to, or discovery by, the Design/Builder of such defective workmanship or materials, or sooner if such condition threatens the safety of the occupants of the Project.

3.2.10 [continued] Notwithstanding anything to the contrary contained herein, the Project shall be exempt from all New York State sales tax and all prices and costs herein provided by Design/Builder shall reflect such exemption. Owner shall provide Design/Builder, its subcontractors and material suppliers, with the necessary certificate evidencing such tax exemption.

3.2.11.1 The Design/Builder shall confine operations at the Project site to areas permitted by law, ordinances, permits and the Contract Documents and shall not unreasonably encumber the site with materials or equipment.

3.2.11.2 If, through no fault of Owner, a mechanic's lien is filed against the Project, Design/Builder, at its expense, without reimbursement from Owner, shall cause such lien to be bonded to Owner's satisfaction or released within sixty (60) days following Design/Builder's receipt of notice from Owner of the existence of such lien unless otherwise provided by Lender.

3.2.12 [continued] Design/Builder hereby agrees to indemnify and hold Owner harmless against any claims arising from infringement of the Drawings and Specifications on another's patent or copyright rights. Design/Builder further agrees to notify Owner prior to incurring any royalty and license fees payable in connection with the Project.

3.2.13 [continued] If the Design/Builder fails to clean up as provided in the Contract Documents, the Owner may do so and the cost thereof shall be charged to the Design/Builder.

3.2.14 [continued] Promptly following receipt of such notice, Owner shall conduct an inspection with Design/Builder to determine whether the Work is substantially complete in accordance with the provisions of paragraph 4.3 hereof and the other requirements of the Contract Documents. Together the parties shall prepare a list of items to be completed or corrected (the "Punch List"). Failure to include an item on the Punch List does not alter the responsibility of the Design/Builder to complete all Work in accordance with the Contract Documents. When both parties agree that the Work is substantially complete, Design/Builder shall cause the Architect to prepare a Certificate of Substantial Completion which shall memorialize the date of Substantial Completion, shall establish responsibilities of the Owner and Design/Builder for security, maintenance, heat, utilities, damage to Work and insurance, and shall fix the time within which the Design/Builder shall finish the items on the Punch List. The Certificate of Substantial Completion shall be submitted to the Owner and both Owner and Design/Builder shall sign same if they agree upon the responsibilities assigned to them in the Certificate.

4.3 [continued] Notwithstanding anything to the contrary contained in this Part 2 Agreement, the Work will not be considered suitable for Substantial Completion review, and Design/Builder shall not be deemed to have achieved Substantial Completion until: (i) all Project systems included in the Work, to the extent they can be, are operational as designed and scheduled; (ii) to the extent reasonably required, Design/Builder has instructed Owner's

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personnel in the operation of all systems and equipment; (iii) Design/Builder has arranged for and obtained all designated or required governmental inspections and certifications necessary for legal use and occupancy of the completed Project, including without limitation, a permanent certificate of occupancy for the Project; and (iv) all final finishes required by the Contract Documents are in place. In general, the only remaining Work shall be minor in nature, so that the Owner could occupy the Project on that date for Owner's intended business purposes and the completion of the Work by the Design/Builder would not materially interfere with or hamper the normal business operations of Owner or those claiming by, through or under Owner.

4.4 [continued] The Design/Builder has prepared a preliminary construction schedule indicating each major category of Work to be performed at the Project site, properly sequenced and coordinated and showing completion of the Work within the time period established in Article 14 hereof, which is attached hereto and made a part hereof at Exhibit E. The Design/Builder shall provide the Owner with monthly, or more frequently if required by the Owner, updates of the preliminary construction schedule until the Construction Documents are completed, at which time the final construction schedule shall be agreed between Owner and Design/Builder in accordance with the terms of the Agreement as modified by this Rider.

4.4.1 The construction schedule shall clearly delineate all contractor and subcontractor start and finish dates, as well as the anticipated dates for Owner's other contractors to coordinate their work with the Design/Builder's Work. Design/Builder shall update the construction schedule as necessary and keep Owner apprised of same, in order to coordinate and integrate the services to be provided by Owner's contractors in the most efficient, cost effective manner possible. The construction schedule shall be updated and revised at appropriate intervals as required by the conditions of the Work and Project, shall be related to the entire Project and shall provide for expeditious and practicable execution of the Work. Upon review and acceptance by the Owner of the construction schedule, it shall be deemed to be a part of the Contract Documents. If not accepted, the construction schedule shall be promptly revised by the Contractor in accordance with the recommendations of the Owner and resubmitted for acceptance by Owner. Design/Builder shall also expedite and coordinate delivery of all purchases of materials and equipment for the Project. Design/Builder shall be responsible for properly scheduling procurement and long-lead time items so delivery of same will not delay progress of the Work.

4.4.2 In addition to the foregoing, the construction schedule shall show realistic activity sequences and durations, allocations of labor and materials, critical dates by which shop drawings and samples must be processed and the times by which products requiring long delivery lead times must be procured.

4.4.3 The Design/Builder shall monitor the progress of the Work for conformance with the requirements of the construction schedule and shall promptly advise the Owner of any actual delays or reasonably anticipated delays. Design/Builder shall also review the construction schedule for Work not started or incomplete and recommend to the Owner adjustments in the construction schedule necessary to meet the date for Substantial Completion. In the event any progress report indicates any delays, the Design/Builder shall propose an affirmative plan to correct the delay, including overtime and/or additional labor, if necessary. In no event shall any progress report constitute an adjustment in the Contract Time or the Contract Sum unless any such adjustment is agreed to by the Owner and authorized pursuant to Change Order. The Design/Builder shall, in the event of any occurrence likely to cause a delay, cooperate in good faith with the Owner to minimize and mitigate the impact of any such occurrence and do all things reasonable under the circumstances to achieve this goal.

4.5 [continued] In any claim by Design/Builder for an excused delay, Design/Builder shall provide reasonable detail and specificity regarding each cause of delay as well as an assessment of the anticipated effect of the delay on the date for Substantial Completion of the Project. In the case of a continuing delay, Design/Builder shall file with the Owner written reports on the delay identifying the continuing cause of the delay no less than once a week during the duration of the delay. If, through no fault of Design/Builder, to the extent Owner is the cause of any delay in the progress of the Work, Owner shall be responsible for any resulting increase in Design/Builder's cost that cannot be mitigated without incurring significant expense. Owner's exercise of any of its remedies, including, without limitation, its right to suspend the Work or to require correction or re-execution of defective Work shall not constitute a delay by Owner hereunder.

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5.1.1 [continued] Design/Builder hereby agrees to use AIA Document G702 and G703 for each Application for Payment, a copy of which is attached hereto at Exhibit F. Each Application for Payment shall be certified as correct by Design/Builder. As a condition to receiving payment for each Application for Payment, Design/Builder shall submit, and shall cause all the Architect, all of its other design service providers, its subcontractors, suppliers and any other person or entity that has worked on the Project or supplied materials or equipment thereto to submit to Owner partial lien waivers current to the date of the Application for which Design/Builder was paid. All partial lien waivers shall be submitted on the form appended hereto and made a part hereof as Exhibit G and Exhibit G-1.

5.1.1.1 When any Application for Payment includes materials stored off the Project site or stored on the Project site but not yet incorporated in the Work, for which no previous payment has been requested, a complete description of such material shall be attached to the Application for Payment. Suitable storage which is off the Project site shall be a bonded warehouse or appropriate storage approved by Owner with the stored materials properly tagged and identifiable for this Project and properly segregated from other materials. The Owner's written approval shall be obtained before the use of offsite storage is made. Such approval may be withheld in Owner's sole reasonable discretion.

5.1.2 [continued] Notwithstanding anything to the contrary contained herein, Owner shall withhold retainage equal to ten percent (10%) percent of the amount otherwise due Design/Builder hereunder for the cost of the Work (which necessarily excludes amounts paid for design of the Project) until the Design Builder achieves Final Completion of the Project to protect Owner against Design/Builder's breach of this Agreement. Owner, in its sole discretion, may release retainage that corresponds to issuance of a passing validation study for certain systems. Notwithstanding the aforestated retainage amount, Owner may withhold further amounts to the extent reasonably necessary to protect Owner because of:

.1 incomplete Work for which Design/Builder seeks payment or for defective Work not remedied;

.2 third party claims;

.3 failure of Design/Builder to make payments when due to Architect, any other design service providers, contractors, subcontractors or material or equipment suppliers;

.4 reasonable evidence that the Work cannot be completed for the unpaid balance of the Contract Sum;

.5 damage to the Owner or another contractor;

.6 reasonable evidence that the Work will not be completed within the Contract Time, and that the unpaid balance would not be adequate to cover the cost to Owner of the anticipated delay; or

.7 Design/Builder's failure to carry out the Work in accordance with the Contract Documents.

The Owner shall not be deemed in default by reason of withholding payment in accordance with this Agreement. The amount withheld shall not exceed Owner's good-faith estimate of Owner's damages and potential damages. When the above reasons for withholding payment are removed, certification will be made for amounts previously withheld.

5.1.3 [continued] Each Application for Payment shall be deemed to include the following statement by Design/Builder and each of its subcontractors:

"There are no known mechanics' or materialmen's liens outstanding at the date of this requisition, that all due and payable bills with respect to the Work have been paid to date or are included in the amount requested in this current Application, and that, except for such bills not paid but so included, there is no known basis for the filing or foreclosing of any mechanics' or materialmen's liens on the Work."

Together with each Application for Payment, Design/Builder shall submit to Owner all information and materials required to comply with the requirements of the Contract Documents or reasonably requested by the requirements of the Contract Documents or reasonably requested by the Owner or Lender.

5.1.4 [continued] With each Application for Payment after the first Application for Payment, the Design/Builder shall certify (i) the amount paid to it pursuant to its immediately preceding Application for Payment, (ii) the total amount received to the date of the current Application for Payment, and (iii) that the Design/Builder has used the amount received by it to pay all obligations incurred by Design/Builder then due in the performance of the Work including, but not limited to, labor, insurance, union benefits, subcontracts, materials, supplies and rentals for equipment.

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5.1.6 [continued] No partial payment made hereunder shall be or be construed to be approval of that part of the Work to which such partial payment relates or to relieve Contractor of any of its obligations hereunder with respect thereto.

5.1.7 [continued] The Design/Builder warrants and agrees that title to all Work will pass to the Owner upon the later of receipt of payment therefor to the Design/Builder, free and clear of all liens, claims, security interests, or encumbrances whatsoever, or incorporation of the materials into the structure provided that the vesting of such title shall not impose any obligations on Owner or relieve Design/Builder of any of its obligations under this Part 2 Agreement, that the Design/Builder shall remain responsible for damage to or loss of the Work not caused by Owner or Owner's separate contractors, whether completed or under construction, until responsibility for the Work has been accepted by Owner in the manner set forth in the Contract Documents. Consequently, Design/Builder shall be responsible for property loss coverage for materials during transport and while stored at the Project site.

5.1.7.1 To the extent permitted by law, Design/Builder shall subordinate, and shall cause all subcontractors and material suppliers to subordinate, their respective mechanics' lien rights against the Project or any portion thereof to any mortgage of the Project, the proceeds of which are used in whole or in part to fund the Project.

5.2.2 [continued] Notwithstanding anything to the contrary contained herein, as a further condition of achieving Final Completion, neither final payment nor any remaining retained percentage shall become due until the Design/Builder submits to the Owner evidence of compliance with all requirements of the Contract Documents including without limitation, all notices, certificates, affidavits and other requirements to complete obligations under the Contract Documents, including but not limited to (a) delivery of keys to Owner with keying schedule: master, sub-master and special keys, (b) delivery to Owner of all warranties, including without limitation, all manufacturer's warranties and certificates of inspections, (c) delivery to Owner of printed or typewritten operating, servicing, maintenance and cleaning instructions for all Work; parts lists and special tools for mechanical and electrical Work, in approved form, (d) delivery to the Owner of specified Project record documents, including without limitation the documents described in paragraph 3.2.15 hereof, (e) delivery to Owner of all final certificates for use and occupancy of the completed Project, and (f) all touch-up painting, delayed final finishes and punch list items shall have been completed. In addition to the foregoing, all other submissions required by other articles and paragraphs of the Contract Documents including final construction schedule and a complete, notarized lien waiver or release from Design/Builder (on the form attached at Exhibit I hereto) and all contractors, subcontractors and material suppliers with whom Design/Builder has immediate privity (on the form attached at Exhibit H hereto) shall be submitted to the Owner before approval of final payment.

6.3.1 The Design/Builder shall erect and maintain, as required by existing conditions and performance of the Part 2 Agreement, reasonable safeguards for safety and protection, including posting danger signs and other warnings against hazards, promulgating safety regulations and notifying owners and users of adjacent sites and utilities.

6.3.2 When use or storage of explosives or other hazardous materials or equipment or unusual methods are necessary for execution of the Work, the Design/Builder shall exercise utmost care and carry on such activities under supervision of properly qualified personnel.

7.1.2 [continued] Prior to commencement of the Work, Design/Builder shall submit certificate(s) of insurance from an insurance company licensed to do business in the State where the Project is located and having a rating of no less than Financial Class VIII and Policy Holder Rating "A" in the most current edition of Best's Insurance Code to the Owner evidencing the insurance coverages and limits Design/Builder is required to carry hereunder. Design/Builder shall cause its insurer to name Simulaids, Inc., the Aristotle Corporation, Nasco Holdings, Inc., Geneve Corporation and Geneve Holdings, Inc. and Ulster County Industrial Development Authority as "additional insureds" and Manufacturers and Traders Trust Company "as its interests may appear" on its commercial general liability policies and on its umbrella policy. Notwithstanding the foregoing, Owner shall not be named as an "additional insured" on the Worker's Compensation Insurance and the Architect's and engineer's professional liability insurance. Said certificate shall evidence that the insurance coverages set forth below are in effect and inclusive dates of coverage. Design/Builder represents the Design/Builder is current in the payment of the premiums for all such policies. In addition, all coverages shall remain in effect, and the premiums for same shall be paid when due, until actual Project completion, or later as

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specified in the Part 2 Agreement. In addition, such certificate(s) shall provide that any cancellation of coverage or any change adversely affecting the coverages required hereunder shall not be valid as respects the Owner or other parties named as additional insureds until the Owner and the other additional insureds receive thirty (30) days written notice of such cancellation or change. Design/Builder will deliver true and complete copies of the policies evidencing the insurance the Design/Builder is required to carry hereunder upon Owner's request. Design/Builder without reimbursement from Owner, hereby agrees to be responsible for any deductible payable in connection with its insurance in the event of a claim and such certificates required hereunder shall disclose any deductibles and self-insured retention.

7.1.2.1. Design/Builder shall evidence and maintain at all times while performing Work hereunder, the identical coverages as set forth below:

.1 Worker's Compensation Insurance on a statutory basis including Occupational Diseases and Employer's Liability coverages.

Employer's Liability Insurance with a minimum limit of the greater of statutory limits and $1,000,000 is to be provided.

.2 Commercial General Liability Insurance providing coverages on a combined single limit basis of at least $1,000,000 per occurrence, $2,000,000 general aggregate, for bodily injury including death, property damage, personal injury, contractual liability (covering the hold harmless requirements of this Agreement), independent contractors and products/completed operations written specifically for this Project only. The products/completed operations coverage shall be for a three year term following Substantial Completion of the Project. Such coverages to be provided on an occurrence form and not on a claims-made form.

.3 Comprehensive automobile liability insurance covering the use of all owned, non-owned or hired automobiles and providing coverage with limits of at least $1,000,000 combined single limit.

.4 Umbrella coverage of $5,000,000 combined single limit any one occurrence in excess of the coverages listed in .2 and .3 above.

7.1.2.2 The Commercial General Liability Insurance that Design/Builder is required to carry pursuant to the Agreement shall be written on an occurrence basis and shall include, without limitation, coverages for bodily injury including death, property damage, personal injury, contractual liability (specifically covering the hold harmless requirements of this Agreement), independent contractors and products/completed operations, and Broad Form Property Damage. All insurance policies maintained by Design /Builder as provided herein shall contain an agreement by the insurer waiving the insurer's right of subrogation against Owner.

7.1.2.3 [continued] Design/Builder hereby agrees that all Subcontractors who work on the Project shall carry the same coverages required of Design/Builder hereunder with limits appropriate to the nature and scope of the particular Subcontractor's Work, unless Owner agrees to the contrary in writing.

7.1.3 [continued] Upon mutual agreement and reimbursement by Owner to Design/Builder of additional cost, the Owner may revise the types and limits of insurance at any time during the period of the Agreement upon written notice to Design/Builder. Design/Builder shall provide Owner with renewal replacement certificates evidencing continuing coverage as herein required at least ten (10) days prior to the expiration of all such insurance policies required hereunder. Owner's review of any insurance certificates shall not excuse Design/Builder from carrying coverages or amounts of insurance required hereunder that are not recited on the said certificate.

7.1.4 Design/Builder, its contractors and/or its subcontractors shall be solely responsible for any loss or damage: (i) to the Work prior to Substantial Completion except to the extent caused by Owner or its separate contractors, such cost to Design/Builder may be offset by available insurance proceeds; and (ii) to their respective tools, equipment or material, whether owned or leased that are not to become a part of the completed Project.

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7.5 Design/Builder shall cause the Architect, all engineers, except for the Civil Engineer and Soil Engineer, and any of its other design professionals to maintain at all times during the term of this Agreement, architect's and engineer's professional liability insurance policies issued by insurance companies in good standing and licensed to do business in the State where the Project is located having a rating of not less than Financial Class VIII and Policy Holder Rating "A" in the current issue of Best's Insurance Code, and reasonably acceptable to Owner, including without limitation, coverages providing for any and all liabilities arising from design errors and omissions, negligence, and/or the rendering of, or failure to render, professional services as detailed in this Agreement, on the part of Design/Builder, the Architect, all engineers and any other design professionals as aforesaid, in amounts not less than $2,000,000 for Architect, such other commercially reasonable amounts as Owner and Design/Builder shall mutually agree with respect to other licensed design professionals supplying the design for this Project. Design/Builder at its expense shall obtain a contingent professional liability insurance policy in an amount not less than $2,000,000 per project or annual aggregate if the subcontractors assisting on the design are not already carrying $2,000,000 in professional liability insurance including coverage for design errors and omissions.

8.2.1.4 Design/Builder's fee in connection with a Change Order requested by Owner or a Change Order for an excused delay shall be five (5%) percent of the cost of the labor and materials included in the Change Order and Design/Builder shall be entitled to general conditions actually incurred not to exceed five (5%) percent of the cost of the labor and materials included in the Change Order and the actual costs incurred for reimbursable expenses. Any subcontractor's fee on a Change Order shall not exceed ten (10%) percent of the cost of such subcontractor's labor and materials included in the Change Order.

9.2 [continued] All warranties shall include labor and materials and shall be issued by the Design/Builder. All warranties, including without limitation, manufacturing warranties, shall be delivered to the Owner upon completion of the Work and before or with the submission of request for final payment.

9.2.1 Upon completion of any Work under or pursuant to paragraph 9.2, the one (1) year correction period in connection with the Work requiring correction shall be renewed and recommence only with regard to the Work that has been corrected or repaired up to a maximum period of twenty-four (24) months following Substantial Completion of the entire Project.

10.1 [continued] Any controversy or claim arising out of or relating to a breach of this Agreement shall be decided by arbitration in accordance with the then current Expedited Procedures of the Construction Arbitration Rules of the American Arbitration Association (hereinafter referred to as the "AAA Rules"), except as noted below and unless the parties mutually agree otherwise. No such arbitration shall excuse performance of any obligation hereunder. Each party hereto agrees that it will faithfully observe this agreement to arbitrate and the AAA Rules as modified hereby and to abide by and perform any award rendered by the arbitrators, and that a judgment of any court having jurisdiction may be entered on the award. The AAA Rules are modified as follows:

(a) Section R-8(b) is deleted.

(b) Section R-11 is deleted and replaced with the following: "The parties agree to hold the arbitration in Saugerties, New York, or elsewhere in the County of Ulster, New York;

(c) The last sentence of Section R-21(a) shall be deleted and replaced with: "The preliminary hearing may be conducted by telephone at the request of any party".

(d) Section R-40 is deleted and the following is inserted in place thereof:

R-40. Serving of Notice

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(a) Any papers, notices, or process necessary or proper for the initiation or continuation of an arbitration under these rules, for any court action in connection therewith, or for the entry of judgment on any award made under these rules shall be in writing and served on a party when sent by certified mail, return receipt requested or by nationally recognized overnight courier service with computerized tracking capabilities to the address of each party on the first page of this Agreement.

(b) Unless otherwise instructed by the AAA or by the arbitrator, any documents submitted by any party to the AAA or to the arbitrator shall simultaneously be provided to the other party or parties to the arbitration."

(e) Section F-3 is hereby deleted.

(f) The time period of 30 days in Section F-9 is hereby amended to be 45 days.

(g) The arbitration will be held in the presence of three (3) arbitrators and Owner and Design/Builder agree to each appoint one arbitrator who has at least ten (10) years of experience in constructing manufacturing facilities in Ulster County, New York, and the first two arbitrators shall select the third, all pursuant to Section R-18 relating to the appointment of a neutral arbitrator;

(h) Notwithstanding any AAA Rules to the contrary, the following discovery rules shall apply: (i) the parties shall disclose the name and address of all persons having knowledge of the claims; (ii) the parties shall disclose all documents related to the claims; (iii) the parties shall specify, in detail, all damages, by amount and category; (iv) the parties shall disclose all experts and state, in writing, the opinion of each expert, the grounds for that opinion and the facts relied on in reaching that opinion; (v) the parties shall have the duty to supplement disclosure as further information becomes available; (vi) for Expedited Procedures, the disclosures required under this subsection (h) shall be made to all parties to the arbitration on or before seven (7) days before the hearing; (vii) for all other cases, the disclosures required under this subsection (h) shall be made to all parties to the arbitration on or before thirty (30) days after the submission of a claim(s) to arbitration; (viii) the arbitrator (or panel of arbitrators) may adjust the timing of disclosure, or require additional disclosure or depositions in his/her/their sole discretion.

10.1.1 In the event of a monetary dispute between Design/Builder and any subcontractor or supplier, Design/Builder agrees promptly to give notice of same to Owner and to furnish such information and substantiation as Owner may reasonably require with respect to the nature and extent of such dispute or claim including all payments made and the amounts remaining unpaid to whom and the reasons therefor. Design/Builder, at Design/Builder's sole cost and expense, shall be responsible for resolving any such dispute.

10.1.2 Design/Builder agrees that if any subcontractor holding a subcontract or any materialman supplying materials to the Design/Builder or any one claiming by or through such Design/Builder shall cause to be filed any lien, that Design/Builder will, within thirty (30) days after notice from Owner, cause such lien to be cancelled and discharged by bond or otherwise, provided such lien has not resulted from Owner's breach of this contract. If such lien is not so cancelled and discharged, the Owner shall, in addition to all other rights and remedies, have the right to cause such lien to be cancelled and discharged, and in such event, provided such lien has not resulted from Owner's breach of this contract, any reasonable expense so incurred by Owner, including the premium upon any bond furnished for such cancellation and discharge and reasonable attorneys fee, shall be paid by the Design/Builder upon demand from Owner or at the option of the Owner shall be deducted from any payment then due or thereafter becoming due to Design/Builder from the Owner.

10.6 Unless otherwise agreed in writing, the Design/Builder shall continue to provide services in accordance with Exhibit E attached hereto and shall maintain progress during any arbitration proceedings, provided such continuation by Design/Builder will not exacerbate the claim that is the subject of the pending arbitration, and the Owner shall continue to make payments to the Design/Builder in accordance with Articles 5 and 9, but the Owner shall be under no obligation to make payments on or against any claims or amounts in dispute during any arbitration proceeding to resolve those claims or amounts in dispute.

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10.7 This Article 10 shall survive completion or termination of this Part 2 Agreement.

11.1 [continued] Whenever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under the laws of the State of New York. If, however, any provision of this Agreement, or portion thereof, is prohibited by law or found invalid under any law, only such provision or portion thereof shall be ineffective, without in any manner invalidating or affecting the remaining provisions of this Agreement or valid portions of such provision, which are hereby deemed severable.

11.2.2 Subject to the provisions of Section 1.2.3 herein, any specific requirement in this Part 2 Agreement that the responsibilities or obligations of the Design/Builder also apply to its subcontractors is added for emphasis. The term, "subcontractor" as used herein, shall include any of Design/Builder's contractors and suppliers and shall also be deemed to include subcontractors of any tier. The omission of a reference to a subcontractor in connection with any of the Design/Builder's responsibilities or obligations shall not be construed to diminish, abrogate or limit any responsibilities or obligations of a subcontractor of any tier under the Contract Documents or the applicable contract or subcontract. No mention of a subcontractor, supplier or subcontract herein, except for Owner's own forces, shall be deemed to create any privity between Owner and any contractor, subcontractor or supplier.

11.3.2 [continued] Owner's separate contractors may have access to the Project site prior to the anticipated date of Substantial Completion for the purpose of installing items prior to Substantial Completion. Prior to the anticipated date of Substantial Completion, Owner's separate contractors may have access to the Project site as early as required for the purpose of undertaking any separate work that Owner requires for the operation of its business activities in the completed Project. Owner and Design/Builder agree to cooperate in scheduling all entries and work by Owner's separate contractors. Design/Builder shall also schedule and coordinate delivery of all purchases of material and equipment by Owner's separate contractors for the Project.

11.5.3 In addition to the foregoing, Design/Builder shall indemnify, hold harmless and defend (with counsel reasonably acceptable to Owner) the Owner and its successors, assigns and employees, from and against any and all liability, claims, losses, causes of action, damages, costs and/or expenses, including without limitation, reasonable attorneys fees, whatsoever arising from: (i) negligent or willful act or omission by Design/Builder, Architect, any of Design/Builder's design service provider, any of Design/Builder's subcontractors, suppliers, consultants, or the respective agents, employees or subcontractors of any of the foregoing (each an "Indemnitor"); (ii) any unlawful conduct by an Indemnitor or failure to comply with requirements of any permit, approval or certificate required for construction of the Project; and/or (iii) any assertion of claims for mechanics' liens by an Indemnitor or any assertion of security interests by suppliers of goods or materials, except to the extent any of the foregoing results from: (a) any negligent act or omission or willful misconduct by Owner, its representatives, consultants and contractors; or (b) any unlawful conduct by Owner, its representatives, consultants and contractors. The indemnity herein contained shall be in addition to and not limited to indemnities elsewhere provided in the Contract Documents and shall survive the expiration or earlier termination of this Agreement. Notwithstanding anything to the contrary contained in this Section 11.5, to the extent Owner receives compensation from other sources for damage covered by Design/Builder's indemnification herein, Owner shall not seek to recover such amounts again from Design/Builder; provided, however, Owner shall not be obligated to seek compensation for any damages covered by Design/Builder's indemnification from other sources and may look solely to Design/Builder.

11.6.1 [continued] Notwithstanding the foregoing to the contrary, Owner may, without the consent of Design/Builder, collaterally assign this Agreement to Lender or any other entity providing construction financing or credit enhancement for the Project.

12.1.2 [continued] In addition to the reasons set forth in paragraph 12.1.2, Owner may terminate this Part 2 Agreement if the Design/Builder: (a) commits a material breach of any warranty made by the Design/Builder under or pursuant to the Contract Documents; or (b) is declared bankrupt, has a petition in bankruptcy filed against it, or if Design/Builder files for bankruptcy protection. Upon the termination of this Agreement through no fault of the Owner, including termination for convenience, Design/Builder shall promptly turn over to Owner all Contract Documents, including without limitation, all plans, specifications, drawings and shop drawings, which Owner shall be free to use to complete the Project.

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13.1.2 [continued] Design/Builder's Architect and engineers shall be reimbursed on an hourly basis as agreed to by the parties for any design required to reflect Owner's changes to the final Construction Documents caused through no fault of Design/Builder or due to hidden conditions. Design/Builder's fee for construction supervision is covered in paragraph 8.2.1.4 hereof.

14.1.1 Design/Builder shall achieve final completion of the Project, including all Punch List items, no later than thirty (30) days following the date of Substantial Completion.

14.1.2 The Owner shall have the right to require the Design/Builder to furnish bonds covering faithful performance of the Contract and payment of obligations arising thereunder as stipulated in bidding requirements or specifically required in the Contract Documents on the date of execution of this Part 2 Agreement. Upon the request of any person or entity appearing to be a potential beneficiary of bonds covering payment of obligations arising under the Contract, the Design/Builder shall promptly furnish a copy of the bonds or shall permit a copy to be made.

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